  As filed with the Securities and Exchange Commission on August 31, 1999
                                                      Registration No. 333-81297
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                            VITRIA TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)
                                ---------------

            Delaware                           7372                        77-0386311
        (State or other
         jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)     Classification Code Number)      Identification Number)

                               945 Stewart Drive
                              Sunnyvale, CA 94086
                                 (408) 212-2700
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                                ---------------

                               JOMEI CHANG, Ph.D.
                            Vitria Technology, Inc.
                     President and Chief Executive Officer
                               945 Stewart Drive
                              Sunnyvale, CA 94086
                                 (408) 212-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                                   Copies to:
        Eric C. Jensen, Esq.                    Jose F. Macias, Esq.
         Cooley Godward LLP               Wilson Sonsini Goodrich & Rosati
        Five Palo Alto Square                 Professional Corporation
         3000 El Camino Real                     650 Page Mill Road
         Palo Alto, CA 94306                    Palo Alto, CA 94304
           (650) 843-5000       ---------------    (650) 493-9300

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 31, 1999

                                3,000,000 Shares

                       [LOGO OF VITRIA TECHNOLOGY, INC.]

                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for the common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "VITR."

  The underwriters have an option to purchase a maximum of 450,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                          Underwriting
                                               Price to   Discounts and Proceeds to Vitria
                                                Public     Commissions      Technology
                                             ------------ ------------- ------------------
Per Share..................................        $            $                $
Total......................................  $            $                $

  Delivery of the shares of common stock will be made on or about         ,
1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                   Merrill Lynch & Co.

               BancBoston Robertson Stephens

                                                      SoundView Technology Group

                  The date of this prospectus is      , 1999.

[DESCRIPTION OF GRAPHICS:

Inside cover artwork

   At the top left of the page is the "Vitria Technology, Inc." corporate logo. On the right hand side is the phrase "A Leading Provider of eBusiness Infrastructure Software."

   Centered on the page below this header is a diagram. This diagram is a three-dimensional disc rotated slightly towards the reader so that the top of the disc is visible. The disc represents Vitria's product labeled "Vitria BusinessWare(TM)." On the top there are six independent clusters of buildings:
Production Partners, Suppliers, Distribution Partners, Business Customers, Consumers and the Enterprise. The cluster of buildings which symbolize the Enterprise itself is at the center of the disc. A series of dotted lines connect the Enterprise with each of the other clusters of buildings. These lines represent the Internet through which information is shared between the Enterprise and its Production Partners, Suppliers and other constituents. The side of the disc reads "Vitria BusinessWare(TM)."

   Below the disc is the caption "Vitria BusinessWare provides the software infrastructure that enables companies to conduct business electronically across corporate networks and over the Internet."]

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note Regarding Forward-Looking Statements........................  16

Use of Proceeds..........................................................  17

Dividend Policy..........................................................  17

Capitalization...........................................................  18

Dilution.................................................................  19

Selected Financial Data..................................................  20

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21

Business.................................................................  30

                                                                            Page
                                                                            ----
Management.................................................................  42

Certain Transactions.......................................................  52

Principal Stockholders.....................................................  53

Description of Capital Stock...............................................  55

Shares Eligible for Future Sale............................................  58

Underwriting...............................................................  60

Notice to Canadian Residents...............................................  62

Legal Matters..............................................................  63

Experts....................................................................  63

Where You Can Find More Information........................................  63

Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the conversion of all our outstanding shares of preferred stock into shares of common stock upon the closing of this offering;

  . no exercise of the underwriters' over-allotment option; and

  . the filing of our amended and restated certificate of incorporation prior to the closing of this offering.

   "Vitria," "BusinessWare" and the Vitria logo are registered trademarks of Vitria. This prospectus also includes trademarks owned by other parties.

                                 ------------

                     Dealer Prospectus Delivery Obligation

   Until      , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                            Vitria Technology, Inc.

                                  Our Business

   We are a leading provider of eBusiness infrastructure software. eBusiness refers to the use of the Internet to conduct business with customers and partners. Our product, BusinessWare, provides the infrastructure that enables incompatible information technology systems to exchange information over corporate networks and the Internet. BusinessWare enables this exchange to take place automatically, without human intervention. This eliminates manual entry of information into multiple IT systems, and eliminates the need to manually exchange information with customers and business partners using phone, facsimile or mail. We have designed BusinessWare to give our customers complete control and visibility of their business operations across an "extended enterprise" that includes their customers and partners. BusinessWare allows our customers to improve the efficiency of their business operations, reduce time to market for new products and services, develop closer relationships with their customers and partners, and rapidly respond to changing business conditions. To date, we have licensed BusinessWare to over 30 companies, including CableVision, Covad, Deutsche Bank, Duke Energy, FedEx, Fujitsu PC, Inacom, Level 3, PageMart Wireless, SBC, Sprint and Verio. For the six months ended June 30, 1999, sales of the BusinessWare product accounted for approximately 62% of our total revenues.

                             Our Market Opportunity

   eBusiness is fundamentally changing the speed and nature of business. To compete in this new environment, companies must be able to communicate instantly with customers and partners over the Internet, using a clearly defined set of business processes that can be continuously analyzed and rapidly changed. This is what we refer to as "real-time eBusiness." Companies that engage in real-time eBusiness can bring new products and services to market faster, form new partnerships more easily, and respond to changing business conditions more rapidly. To conduct business at this accelerated pace, we believe that companies must address four key requirements:

(1) Business Process Automation. Business processes describe, step-by-step, how a company conducts its business operations across their extended enterprise. For example, a company may define its order fulfillment process as follows: receive an order, allocate inventory, request product shipment from a distribution partner, and bill the customer. These business processes define how information should flow across internal IT systems and across the Internet to the IT systems of customers and partners. In many companies today, this information flow is not automated.

(2) Internet-Based Communications. As companies extend their business processes to directly include their customers and partners, they need a way to communicate business information over the Internet in a secure and reliable fashion. In the prior example, the interactions between the company, its distribution partners and the customer could take place over the Internet. These exchanges of information would take place through the exchange of electronic messages over the Internet.

(3) Application Integration. To automate business processes, companies must exchange information between IT systems. For example, the fulfillment of customer orders might require that a company's order management, shipping and billing systems exchange data to ensure that the order is correctly received, requested products are shipped, and the customer is appropriately billed. As a result, companies need a way to automatically access information in one system and translate it into standard formats so that it can be shared with and understood by other systems.

(4) Real-Time Analysis. Business managers need to continuously monitor and analyze automated business processes to identify and respond to problems as they occur. Analysis software typically requires information to be accumulated in the database before it can be analyzed. The resulting delay reduces a company's ability to respond to a problem in a timely manner. Real-time analysis allows information to be analyzed as soon as it is captured. In the prior example, the company can monitor and analyze orders from customers and adjust inventories on a continuous basis, rather than waiting until the end of the day to extract the information from the database.

   We do not believe that other competitors adequately address all four of these requirements. For example, enterprise application integration vendors focus on integrating IT systems. Messaging software vendors focus on inter-application communications. We believe that no approach adequately addresses process automation or real-time analysis, and that there is a significant market opportunity for infrastructure software that addresses all four requirements for real-time eBusiness.

                                  Our Solution

   BusinessWare addresses the four eBusiness requirements in a single comprehensive software product. Business users can use BusinessWare to create visual diagrams of their business processes, called "process models," using a graphical user interface. This eliminates the need for expensive custom programming. BusinessWare then uses these process models to automatically coordinate the flow of information across a company's internal IT systems and across the Internet to the systems of its customers and partners. Once BusinessWare has automated a business process, it selectively gathers and analyzes key performance statistics and allows business managers to identify and respond to business problems the moment they occur.

   BusinessWare provides the following key benefits to customers:

 . Provides Complete Control and Visibility of Business Operations Across the
  Extended Enterprise. Companies can increase the efficiency of their operations and lower operating costs by automating and analyzing the performance of their business processes in real-time.

 . Reduces Time to Market. Business users can quickly automate new processes that accelerate the delivery of new products and services.

 . Enables Rapid Response to Change. Business users can revise and continuously refine processes by changing process models.

 . Enables Tighter Relationships with Customers and Partners. Companies can quickly establish sophisticated and highly automated relationships with partners or customers that support shared business processes.

                                  Our Strategy

   We intend to establish BusinessWare as the leading infrastructure software product for eBusiness. As part of this strategy, we have developed strong working relationships with leading system integrators, including Andersen Consulting and Electronic Data Systems, or EDS. These system integrators help our customers install and deploy our product and in many cases these integrators have existing relationships with our targeted customers. In addition, we are working to develop market-focused eBusiness solutions that are built on BusinessWare and targeted to the needs of specific industries. These solutions will include pre-defined, customizable process models that reflect the business processes of the target industry. We expect our first industry-specific product to be made available to customers by December 1999. As of June 30, 1999, we had an accumulated deficit of $16.2 million.

                               Other Information

   We were incorporated in California in October 1994 and reincorporated in Delaware in July 1999. Our principal executive offices are located at 945 Stewart Drive, Sunnyvale, California 94086, and our telephone number is (408) 212-2700. Our Internet address is www.vitria.com. The information on our website is not incorporated by reference into this prospectus.

                                  The Offering

Common stock offered........................  3,000,000 shares
Common stock to be outstanding after this
 offering................................... 30,265,722 shares
Use of proceeds ............................ General corporate purposes, including relocation of our principal offices,
                                             expansion of our sales and marketing
                                             capabilities, product development, and
                                             other working capital requirements. See
                                             "Use of Proceeds."
Proposed Nasdaq National Market symbol ..... VITR

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999, and excludes:

  . 1,992,073 shares subject to options outstanding as of June 30, 1999, at a weighted average exercise price of $1.25 per share;

  . 3,708,792 additional shares that we could issue under our stock option plans, of which options to purchase 1,414,500 shares of common stock were granted in July and August 1999; and

  . 1,500,000 shares that we could issue under our employee stock purchase plan.

                         Summary Financial Information
                     (in thousands, except per share data)

                                            Year Ended           Six Months
                                           December 31,        Ended June 30,
                                       ----------------------  ----------------
                                        1996   1997    1998     1998     1999
                                       ------ ------  -------  -------  -------
Statement of Operations Data:
Revenues:
  License............................  $   -- $  955  $ 5,198  $ 1,027  $ 7,178
  Service............................   1,042  1,425    1,633      262    3,630
  Government grant...................     984  1,255      796      425      700
                                       ------ ------  -------  -------  -------
   Total revenues....................   2,026  3,635    7,627    1,714   11,508
Cost of revenues.....................   1,167  1,611    2,905      745    3,538
                                       ------ ------  -------  -------  -------
Gross profit.........................     859  2,024    4,722      969    7,970
Income (loss) from operations........     235   (655)  (9,875)  (4,419)  (6,245)
Net income (loss)....................     243   (580)  (9,569)  (4,259)  (6,011)
                                       ====== ======  =======  =======  =======
Net income (loss) per share available
 to common stockholders:
  Basic..............................  $ 0.03 $(0.06) $ (0.80) $ (0.40) $ (0.60)
  Diluted............................  $ 0.02 $(0.06) $ (0.80) $ (0.40) $ (0.60)
Weighted average shares used in
 computation of net income (loss) per
 share available to common
 stockholders:
  Basic..............................   7,044  9,915   12,003   10,643   13,098
  Diluted............................  13,835  9,915   12,003   10,643   13,098

Pro forma basic and diluted net loss
 per share...........................                 $ (0.48)          $ (0.33)
Pro forma basic and diluted weighted
 average shares......................                  20,111            23,883

                                                               June 30, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Balance Sheet Data:
Cash and cash equivalents................................... $16,525   $46,290
Working capital.............................................  11,941    41,706
Total assets................................................  28,870    58,635
Deferred revenue............................................   8,680     8,680
Stockholders' equity........................................  14,727    44,492

--------
   See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

   The as adjusted balance sheet data gives effect to the net proceeds from the sale of the 3,000,000 shares of common stock offered hereby at an assumed public offering price of $11.00 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   You should carefully consider the risks described below before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Vitria

Since our short operating history makes it difficult to evaluate our prospects, our future financial performance may disappoint securities analysts or investors and result in a decline in our stock price.

   We were incorporated in October 1994. Until November 1997, we were engaged primarily in research and development of our initial product. We licensed our first product in November 1997 and have only recently established sales and service organizations. Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. The revenue and income potential of our market are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market.

We have a large accumulated deficit, we expect future losses, and we may not achieve or maintain profitability.

   We have incurred substantial losses since inception as we funded the development of our product and technologies, and through our efforts to expand our sales and marketing organization. Our net losses for 1998 were $9.6 million, and our net losses for the six months ended June 30, 1999 were $6.0 million. As of June 30, 1999, we had an accumulated deficit of $16.2 million. We intend to continue to invest heavily in sales, marketing and research and development. As a result, we will need to significantly increase our quarterly revenues to achieve profitability. We cannot predict when we will operate profitably, if at all.

Our operating results fluctuate significantly and an unanticipated decline in revenue may disappoint securities analysts or investors and result in a decline in our stock price.

   Although we have had significant revenue growth in recent quarters, our growth rates may not be sustainable and prospective investors should not use these past results to predict future operating margins or results. Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. If our operating results are below the expectations of securities analysts or investors, our stock price is likely to decline. We believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

   Our revenues and operating results depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, a substantial portion of revenues in a given quarter have been recorded in the third month of that quarter, with a concentration of these revenues in the last two weeks of the third month. We expect this trend to continue and, therefore, any failure or delay in the closing of orders would have a material adverse effect on our quarterly operating results. Since our operating expenses are based on anticipated revenues and because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from one or more license transactions could cause significant variations in operating results from quarter to quarter and cause unexpected results.

   We record as deferred revenues payments from customers that do not meet our revenue recognition policy requirements. Since only a small portion of our revenues each quarter is recognized from deferred revenues, our quarterly results will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenue in the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized.

Our product may not achieve market acceptance, which could cause our revenues to decline.

   The limited sales and deployment of our product, and limited acceptance of process automation technology, makes our prospects difficult to predict. In addition, we have only licensed our product to a small number of customers, and only a portion of these customers have commenced commercial deployment. The deployment of our product requires interoperability with a variety of software applications and systems and, in some cases, to process a high number of transactions per second. If our product fails to satisfy these demanding technological objectives, our customers will be dissatisfied and we may be unable to generate future sales. Failure to establish a significant base of customer references will significantly reduce our ability to license our product to additional customers.

Our revenues will likely decline if we do not develop and maintain successful relationships with system integrators.

   System integrators install and deploy our products and those of our competitors, and perform custom integration of systems and applications. Some system integrators engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, and implementation and support of our product than we would otherwise, and our efforts may not be as effective as those of the system integrators. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely upon these firms for recommendations of our product during the evaluation stage of the purchasing process, as well as for implementation and customer support services. A number of our competitors have stronger relationships with these system integrators and, as a result, these system integrators may be more likely to recommend competitors' products and services. In addition, a number of our competitors have relationships with a greater number of these system integrators and, therefore, have access to a broader base of enterprise customers. Our failure to establish or maintain these relationships would significantly harm our ability to license and successfully implement our software product. In addition, we rely on the industry expertise and reach of these firms. Therefore, this failure would also harm our ability to develop industry-specific products. We are currently investing, and plan to continue to invest, significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate license and service revenues necessary to offset this investment.

We may suffer product deployment delays, a lower quality of customer service and increased expenses if sufficient system integrator implementation teams are not available.

   System integrators help our customers install and deploy our product. These system integrators are not contractually required to implement our product, and competition for these resources may preclude us from obtaining sufficient resources to provide the necessary implementation services to support our needs. If the number of installations of our product exceeds our access to the resources provided by these system integrators, we will be required to provide these services internally, which would significantly limit our ability to meet our customers' implementation needs and increase our expenses. In addition, we cannot control the level and quality of service provided by our current and future implementation partners.

Because a small number of customers have and are likely to continue to account for a substantial portion of our revenues, our revenues could decline due to the loss or delay of a single customer order.

   A relatively small number of customers account for a significant portion of our total revenues. In 1998, sales to our ten largest customers accounted for 86% of total revenues. In 1998, sales to Level 3 accounted for 30% of total revenues, and sales to KPMG accounted for 12% of total revenues. In the six month period ended June 30, 1999, sales to Sprint and Qwest accounted for 16% and 10% of total revenues.

   Our license agreements do not generally provide for ongoing license payments. Therefore, we expect that revenues from a limited number of new customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the performance, quality, breadth and depth of our current and future products. The loss or delay of individual orders could have a significant impact on revenues and operating results. Our failure to add new customers that make significant purchases of our product and services would reduce our future revenues.

Our markets are highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

   The market for our product is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues. Our current competitors include:

   EAI vendors. We face competition from vendors offering Enterprise Application Integration, or EAI, software products. These vendors include Active Software, Inc., CrossWorlds Software, Inc., and New Era of
Networks, Inc., also known as NEON. A number of other companies are offering products that address different aspects of our solution, including BEA Systems, Inc., Forte Software, Inc., Hewlett-Packard Company, IBM Corporation and Tibco Software Inc. In the future, some of these companies may expand their products to enhance existing, or to provide, process automation and real-time analysis functionality.

   Internal IT departments. "In house" information technology departments of potential customers have developed or may develop systems that provide for some or all of the functionality of our BusinessWare product. We expect that internally developed application integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to sell our product to a potential customer whose internal development group has already made large investments in and progress towards completion of systems that our product is intended to replace.

   Other software vendors. We may in the future also encounter competition from major enterprise software developers including Oracle Corporation, PeopleSoft, Inc., and SAP AG. In addition, Microsoft Corporation has announced its intention to introduce products which could compete with some aspects of our product. These companies have significantly greater resources than Vitria.

   Many of our competitors have more resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

   Although we believe that our solutions generally compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

We experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter.

   Our product is often used by our customers to deploy mission-critical solutions used throughout their organization. Customers generally consider a wide range of issues before committing to purchase our product, including product benefits, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability. Many customers will be addressing these issues for the first time. As a result, we or other parties, including system integrators, must educate potential customers on the use and benefits of our product and services. In addition, the purchase of our product generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products, and approval at a number of management levels within the customer's organization. Because of these issues, our sales cycle has ranged from two to nine months and is difficult to predict for any particular license transaction.

The cost and difficulties of implementing our product could significantly harm our reputation with customers, diminishing our ability to license additional products to our customers.

   Our product is often purchased as part of large projects undertaken by our customers. These projects are complex, time consuming and expensive. Failure by customers to successfully deploy our product, or the failure by us or third-party consultants to ensure customer satisfaction, could damage our reputation with existing and future customers and reduce future revenues. In many cases, our customers must interact with, modify, or replace significant elements of their existing computer systems. The costs of our product and services represent only a portion of the related hardware, software, development, training and consulting costs. The significant involvement of third parties, including system integrators, reduces the control we have over the implementation of our product and the quality of customer service provided to organizations which license our software.

Our sales are concentrated in the telecommunications and financial services industries and if our customers in these markets decrease their information technology spending, or we fail to penetrate other industries, our revenues may decline.

   We expect to continue to direct our sales and marketing efforts toward companies in the telecommunications and financial services industries. Sales to customers in the telecommunications and financial services industries accounted for 57% of total revenues in 1998 and 68% of total revenues in the six months ended June 30, 1999. If we fail to penetrate these vertical markets our operating results may suffer. Given our limited market penetration, the high degree of competition and the rapidly changing environment in these industries, there is no assurance that we will be able to continue sales in these industries at current levels. In addition, we intend to market our product in new vertical markets. Customers in these new vertical markets are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address these new vertical markets we may experience decreased sales in future periods.

If we are not successful in developing packaged versions of our product, our ability to increase future revenues could be harmed.

   We intend to develop packaged versions of our product which incorporate business processes of specific industries, including telecommunications and financial services. This presents technical challenges and will require collaboration with system integrators and the commitment of significant resources. We do not expect to release any product with these attributes prior to December 1999. If we are not successful in developing these targeted products or these products do not achieve market acceptance, our ability to increase future revenues could be harmed.

Our operating results are substantially dependent on license revenues from one product and our business could be materially harmed by factors that adversely affect the pricing and demand for our product.

   Since 1998 a majority of our total revenues has been, and is expected to be, derived from the license of our BusinessWare product. Accordingly, our future operating results will depend on the demand for BusinessWare by future customers, including new and enhanced releases that are subsequently introduced. If our competitors release new products that are superior to BusinessWare in performance or price, or we fail to enhance BusinessWare and introduce new products in a timely manner, demand for our product may decline. A decline in demand for BusinessWare as a result of competition, technological change or other factors would significantly reduce our revenues.

If our product does not operate with the many hardware and software platforms used by our customers, our business may fail.

   We currently serve a customer base with a wide variety of constantly changing hardware, packaged software applications and networking platforms. If our product fails to gain broad market acceptance, due to its inability to support a variety of these platforms, our operating results may suffer. Our business depends, among others, on the following factors:

  . our ability to integrate our product with multiple platforms and existing, or legacy, systems and to modify our product as new versions of packaged applications are introduced;

  . the portability of our product, particularly the number of operating systems and databases that our product can source or target;

  . our ability to anticipate and support new standards, especially Internet standards;

  . the integration of additional software modules under development with our existing product; and

  . our management of software being developed by third parties for our customers or use with our product.

If we fail to introduce new versions and releases of our product in a timely manner, our revenues may decline.

   We may fail to introduce or deliver new products on a timely basis, if at all. In the past, we have experienced delays in the commencement of commercial shipments of our BusinessWare product. To date, these delays have not had a material impact on our revenues. If new releases or products are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and cause customer dissatisfaction. In addition, customers may delay purchases of our product in anticipation of future releases. If customers defer material orders in anticipation of new releases or new product introductions, our revenues may decline.

Our product relies on third-party programming tools, like Java by Sun Microsystems, and applications, and if we lose access to these tools and applications, or are unable to modify our product in response to changes in these tools and applications, our revenues could decline.

   Our programs utilize Java programming technology provided by Sun Microsystems. We also depend upon access to the interfaces, known as "APIs," used for communication between external software products and packaged application software. Our access to APIs of third-party applications are controlled by the providers of these applications. If the application provider denies or delays our access to APIs, our business may be harmed. Some application providers may become competitors or establish alliances with our competitors, increasing the likelihood that we would not be granted access to their APIs. In addition, we license technology related to the connectivity of our product to third-party database and other applications. Loss of the ability to use this technology, delays in upgrades, or failure of these third parties to support these technologies, could cause our revenues to decline.

We could suffer losses and negative publicity if new versions and releases of our product contain errors or defects.

   Our product and its interactions with customers' software applications and IT systems are complex and, accordingly, there may be undetected errors or failures when products are introduced or as new versions are released. We have in the past discovered software errors in our new releases and new products after their introduction which has resulted in additional research and development expenses. To date, these additional expenses have not been material. For example, we discovered problems with respect to the ability of software written in Java to run sufficiently fast to meet the needs of users in some high performance applications. These errors have resulted in product release delays, delayed revenues and customer dissatisfaction. We may in the future discover errors, including Year 2000 compliance errors and additional performance limitations, in new releases or new products after the commencement of commercial shipments. Since many customers are using our product for mission-critical business operations, any of these occurrences could seriously harm our business and generate negative publicity.

Our growth continues to place a significant strain on our management systems and resources and if we fail to manage our growth our ability to market and sell our product and develop new products may be harmed.

   We must plan and manage our growth effectively in order to offer our product and services and achieve revenue growth and profitability in a rapidly evolving market. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future. We continue to increase domestically, and to a lesser extent internationally, the scope of our operations, and have added a number of employees. For example, the number of our employees grew from 34 at December 31, 1997 to 178 at June 30, 1999. In particular, our sales force grew from four people at December 31, 1997 to 51 people at June 30, 1999. For us to effectively manage our growth, we must continue to do the following:

  . improve our operational, financial and management controls;

  . improve our reporting systems and procedures;

  . install new management and information control systems; and

  . expand, train and motivate our workforce.

   In particular, we are currently migrating to a new accounting software package designed to allow greater flexibility in reporting and tracking results. In addition, we are implementing new management information systems, including sales and marketing management and human resources management software. If we fail to install this software in an efficient and timely manner, or if the new systems fail to adequately support our level of operations, then we could incur substantial additional expenses to remedy these failures. In addition, in August 1999 we moved our primary offices to a larger facility in Sunnyvale, California. This move may disrupt our sales and marketing and research and development activities and increase expenses or reduce revenues.

If we do not keep pace with technological change, our product may be rendered obsolete and our operating results may suffer.

   Our industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. Our existing product will be rendered obsolete if we fail to introduce new products or product enhancements that meet new customer demands, support new standards or integrate with new or upgraded versions of packaged applications. We have also found that the technological life cycle of our product is difficult to estimate. We believe that we must continue to enhance our current product while we concurrently develop and introduce new products that anticipate emerging technology standards and keep pace with competitive and technological developments. Failure to do so will harm our ability to compete. As a result, we are required to continue to make substantial product development investments.

If we fail to attract and retain qualified personnel, our ability to compete will be harmed.

   We depend on the continued service of our key technical, sales and senior management personnel. None of these persons are bound by an employment agreement. The loss of any of our senior management or other key research, development, sales and marketing personnel could have a material adverse effect on our future operating results. In particular Dr. JoMei Chang, our President and Chief Executive Officer, and Dr. M. Dale Skeen, our Chief Technology Officer, would be difficult to replace.

   In addition, we must attract, retain and motivate highly skilled employees. In particular, we are actively seeking a vice president of engineering. We face significant competition for individuals with the skills required to develop, market and support our products and services. We cannot assure that we will be able to recruit and retain sufficient numbers of these highly skilled employees.

Risks Related to Our Industry

We depend on the increasing use of the Internet and on the growth of electronic commerce. If the use of the Internet and electronic commerce does not grow as anticipated, our revenues could decline and our business will be seriously harmed.

   We depend on the increased acceptance and use of the Internet as a medium for electronic commerce and the adoption by businesses of eBusiness solutions. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

   We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our product from our competitor's products. The use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our product is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

If our source code is released to our customers, our ability to protect our proprietary rights could be jeopardized and our revenues could decline.

   Some of our license agreements require us to place the source code for our product in escrow. These agreements generally provide these customers with a limited, non-exclusive license to use this code if:

   . we fail to provide the product or maintenance and support;

   . we cease to do business without a successor; or

   . there is a bankruptcy proceeding by or against Vitria.

Our revenues could decline and our business could be seriously harmed if customers were granted this access.

Our product could infringe the intellectual property rights of others causing costly litigation and the loss of significant rights.

   We expect that third parties may claim that we have infringed their current or future intellectual property rights. We expect that software developers in our market will increasingly be subject to infringement claims as the number of products in different software industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment or cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms or license a substitute technology or redesign our product to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information.

We may not successfully enter international markets or generate significant product revenues abroad, which could result in slower revenue growth and harm our business.

   To date, we have not generated any revenue from sales outside of the United States. We have recently opened an office in the United Kingdom and intend to establish additional offices in Europe. If we fail to sell our product in international markets, we could experience slower revenue growth and our business could be harmed. We anticipate devoting significant resources and management attention to expanding international opportunities. There are a number of challenges to establishing operations outside of the United States and we may be unable to successfully establish international operations.

Potential year 2000 problems with our software, third-party equipment or our internal operating systems could reduce our future revenues and increase our expenses.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates, and the failure to do so could result in the loss of revenues. The Year 2000 computer issue creates the following risks for us:

  . our product could fail due to processing errors caused by unanticipated inaccurate calculations with respect to the Year 2000;

  . third party hardware and software used with our product could experience
    Year 2000 compliance problems which are wrongly attributed to us;

  . our customers, partners or suppliers could experience Year 2000 problems;
    and

  . our current customers could reevaluate their current system needs and, as a result, consider switching to other systems and suppliers.

If any of these events occur, it could reduce our future revenues and increase our expenses. For a further discussion of Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

Risks Related to Our Offering

The substantial number of shares that will be eligible for sale in the near future may cause the market price for our common stock to decline.

   Sales of substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under some agreements that our stockholders have entered into with the underwriters and with us. Those lockup agreements restrict our stockholders from selling, pledging our otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lockup agreements. The following table indicates approximately when the 27,265,722 shares of our common stock that are not being sold in the offering but which were outstanding as of June 30, 1999 will be eligible for sale into the public market:

                                                     Eligibility of Restricted
                                                     Shares for Sale in Public
                                                              Market
                                                     -------------------------
     On the date of this prospectus.................                 0
     180 days after the date of this prospectus.....        24,909,632
     At various times after the date of this
      prospectus....................................         2,356,090

   Additionally, of the 1,992,073 shares issuable upon exercise of options to purchase our common stock outstanding as of June 30, 1999, approximately 245,084 shares will be vested and eligible for sale 180 days after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering. See "Shares Eligible for Future Sale."

Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

   We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  . develop or enhance our products and services;

  . acquire technologies, products or businesses;

  . expand operations, in the United States or internationally;

  . hire, train and retain employees; or

  . respond to competitive pressures or unanticipated capital requirements.

Our failure to do any of these things could result in lower revenues and could seriously harm our business.

New investors in our common stock will experience immediate and substantial dilution.

   The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $9.53 in net tangible book value per share of common stock, based on an assumed public offering price of $11.00 per share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options.

Our stock price may be volatile because our shares have not been publicly traded before, and you may lose all or a part of your investment.

   Prior to this offering, you could not buy or sell our common stock publicly. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay.

   An active public market for our common stock may not develop or be sustained after the offering and therefore we cannot predict the extent to how liquid this market will become. We will negotiate and determine the initial public offering price with the representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market.

   As a result you may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, most of which are beyond our control:

  . variations in our quarterly operating results;

  . changes in securities analysts' estimates of our financial performance;

  . changes in market valuations of similar companies;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major customer or failure to complete significant license transactions;

  . additions or departures of key personnel; and

  . fluctuations in stock market price and volume, which are particularly common among securities of software and Internet-oriented companies.

We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . establishment of a classified board of directors requiring that not all members of the board may be elected at one time;

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . limitations on the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of Vitria.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

   Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 76.03% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of Vitria and will make some transactions difficult or impossible without the support of these stockholders. See "Principal Stockholders."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of the 3,000,000 shares of our common stock to be approximately $29.8 million, approximately $34.4 million if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased research and development expenditures, sales and marketing expenditures, and general and administrative expenditures. We have not yet determined our expected use of these proceeds, but we currently estimate that we will incur at least $45 million in operating expenses during the next 12 months to expand our investments in research and development, sales and marketing, and general and administrative operations. These operating expenses will be partially offset by the degree to which we continue to garner revenues from the ongoing licensing of our BusinessWare product.

   The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

   The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 12 months.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends. See "Description of Capital Stock."

                                 CAPITALIZATION

   The following table sets forth the following information:

  . Our actual capitalization as of June 30, 1999;

  . Our pro forma capitalization after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering; and

  . Our pro forma as adjusted capitalization to give effect to the sale of the 3,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share in this offering, less the estimated underwriting discounts and commissions and estimated offering expenses.

                                                        June 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
Stockholders' equity:
  Convertible Preferred Stock: issuable in
   series, $0.001 par value; 16,000,000 shares
   authorized, 11,555,615 actual shares issued
   and outstanding; no shares issued and
   outstanding, pro forma; 5,000,000 shares
   authorized; no shares issued and
   outstanding, pro forma as adjusted.......... $     12  $     --   $     --
  Common Stock: $0.001 par value; 51,000,000
   shares authorized, 15,710,107 actual shares
   issued and outstanding; 27,265,722 shares
   issued and outstanding, pro forma;
   250,000,000 shares authorized; 30,265,722
   shares issued and outstanding, pro forma as
   adjusted....................................       16        28         31
  Additional paid-in capital...................   38,835    38,835     68,597
  Unearned stock-based compensation............   (7,897)   (7,897)    (7,897)
  Accumulated deficit..........................  (16,239)  (16,239)   (16,239)
                                                --------  --------   --------
    Total stockholders' equity.................   14,727    14,727     44,492
                                                --------  --------   --------
      Total capitalization..................... $ 14,727  $ 14,727   $ 44,492
                                                ========  ========   ========

   This table excludes the following shares:

  . 1,992,073 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans, and 3,708,792 additional shares of common stock available for issuance under these stock option plans, of which options to purchase 1,414,500 shares of common stock were granted in July and August 1999; and

  . 1,500,000 shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

   The pro forma net tangible book value of our common stock, on June 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of the offering was approximately $14.7 million, or approximately $0.54 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale of 3,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at June 30, 1999 would have been approximately $44.5 million or $1.47 per share. This represents an immediate decrease in net tangible book value of $0.93 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share...................       $11.00
  Pro forma net tangible book value per share at June 30, 1999.... $0.54
  Increase per share attributable to new investors................  0.93
                                                                   -----
Pro forma net tangible book value per share after this offering...         1.47
                                                                         ------
Dilution per share to new investors...............................       $ 9.53
                                                                         ======

   The following table summarizes, on a pro forma basis, as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We have assumed an initial public offering price of $11.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 27,265,722  90.1%  $27,737,000  45.7%   $ 1.02
New investors..................  3,000,000   9.9    33,000,000  54.3     11.00
                                ----------  ----   -----------  ----
  Total........................ 30,265,722   100%  $60,737,000   100%
                                ==========  ====   ===========  ====

   The foregoing discussion and tables assume no exercise of any outstanding stock options. The exercise of options outstanding under our stock option plans having an exercise price less than the offering price would increase the dilutive effect to new investors. See "Capitalization" and "Management-- Employee Stock Plans."

   If the underwriters exercise their over-allotment in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to approximately 88.8% of the total number of shares of our common stock outstanding; and

  . the number of shares held by new investors will increase to 3,450,000, or approximately 11.2% of the total number of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with Vitria's financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from inception (October 17, 1994) to December 31, 1994 and for the year ended December 31, 1995, and the balance sheet data as of December 31, 1994, 1995 and 1996, are derived from the audited financial statements not included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from the unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                                                                               Six Months Ended
                         Period from Inception   Year Ended December 31,           June 30,
                         (October 17, 1994) to ------------------------------  ------------------
                           December 31, 1994    1995    1996   1997    1998      1998      1999
                         --------------------- ------  ------ ------  -------  --------  --------
                                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 License................         $ --          $   --  $   -- $  955  $ 5,198  $  1,027  $  7,178
 Service................           67             376   1,042  1,425    1,633       262     3,630
 Government grant.......           --              --     984  1,255      796       425       700
                                 ----          ------  ------ ------  -------  --------  --------
   Total revenues.......           67             376   2,026  3,635    7,627     1,714    11,508
                                 ----          ------  ------ ------  -------  --------  --------
Cost of revenues:
 License................           --              --      --     18       --        --       184
 Service................           --              15     183    338    2,109       320     2,654
 Government grant.......           --              --     984  1,255      796       425       700
                                 ----          ------  ------ ------  -------  --------  --------
   Total cost of
    revenues............           --              15   1,167  1,611    2,905       745     3,538
                                 ----          ------  ------ ------  -------  --------  --------
Gross profit............           67             361     859  2,024    4,722       969     7,970
                                 ----          ------  ------ ------  -------  --------  --------
Operating expenses:
 Sales and marketing....           --              --      80  1,143    6,572     2,354     6,779
 Research and
  development...........          124             575     397    841    4,794     2,063     3,883
 General and
  administrative........           28              37     147    695    1,807       633     1,601
 Amortization of stock-
  based compensation....           --              --      --     --    1,424       338     1,952
                                 ----          ------  ------ ------  -------  --------  --------
   Total operating
    expenses............          152             612     624  2,679   14,597     5,388    14,215
                                 ----          ------  ------ ------  -------  --------  --------
Income (loss) from
 operations.............          (85)           (251)    235   (655)  (9,875)   (4,419)   (6,245)
Interest income.........           --              14       8     75      306       160       234
                                 ----          ------  ------ ------  -------  --------  --------
Net income (loss).......          (85)           (237)    243   (580)  (9,569)   (4,259)   (6,011)
Deemed preferred stock
 dividend...............           --              --      --     --       --        --    (1,908)
                                 ----          ------  ------ ------  -------  --------  --------
Net income (loss)
 available to common
 stockholders...........         $(85)         $ (237) $  243 $ (580) $(9,569) $ (4,259) $ (7,919)
                                 ====          ======  ====== ======  =======  ========  ========
Net income (loss) per
 share available to
 common stockholders:
 Basic..................         $ --          $(0.05) $ 0.03 $(0.06) $ (0.80) $  (0.40) $  (0.60)
 Diluted................         $ --          $(0.05) $ 0.02 $(0.06) $ (0.80) $  (0.40) $  (0.60)
Weighted average shares
 used in computation of
 net income (loss) per
 share available to
 common stockholders:
 Basic..................           --           4,843   7,044  9,915   12,003    10,643    13,098
 Diluted................           --           4,843  13,835  9,915   12,003    10,643    13,098
Pro forma basic and
 diluted net loss per
 share..................                                              $ (0.48)            $ (0.33)
Pro forma basic and
 diluted weighted
 average shares.........                                               20,111              23,883

                                                December 31,
                                       ------------------------------- June 30,
                                       1994  1995 1996  1997    1998     1999
                                       ----  ---- ---- ------- ------- --------
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents............. $ 33  $128 $399 $ 9,138 $12,792 $16,525
Working capital.......................  (92)  179  585   9,762  12,336  11,941
Total assets..........................  136   252  961  11,141  20,000  28,870
Deferred revenue......................   --    --   --     223   2,874   8,680
Stockholders' equity (deficit)........  (85)  241  636  10,099  13,391  14,727

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Vitria was incorporated in October 1994. We initially generated revenues exclusively through consulting contracts with third parties and government grants from the National Institute of Standards and Technology, or NIST. In June 1997, we commercially released our first product. With the initial release of this product, we accelerated the development of our sales and marketing organizations. We have incurred significant losses since inception, and as of June 30, 1999, we had an accumulated deficit of $16.2 million.

   We derive revenues from three sources: licenses, services, and government grants. Since the introduction of our product in 1997, licenses have become our primary source of revenue. Our product is typically licensed directly to customers for a perpetual term, with pricing based on the number of systems or applications managed. We record license revenues when a license agreement has been signed by both parties, the fee is fixed and determinable, collection of the fee is probable, and delivery of our product has occurred. For electronic transmissions, we consider our product to have been delivered when the access code to download the software from the Internet has been provided to the customer. Payments received in advance of revenue recognition are recorded as deferred revenue.

   Service revenues include product maintenance, consulting and training. Customers who license BusinessWare normally purchase maintenance contracts. These contracts provide unspecified software upgrades and technical support over a specified term, which is typically twelve months. Maintenance contracts are usually paid in advance, and revenues from these contracts are recognized ratably over the term of the contract. A majority of our customers use third-party system integrators to implement our products. Customers typically purchase additional consulting services from us to support their implementation activities. These consulting services are generally sold on a time and materials basis and recognized as the services are performed. We also offer training services which are sold on a per student basis and recognized as the classes are attended.

   We have received government grants to conduct research and development on emerging technologies. These grants permit us to be reimbursed for costs related to these activities. We recognize revenues from these grants as the research is performed and qualifying costs are incurred.

   We market our product through our direct sales force, and augment our marketing efforts through relationships with system integrators, value-added resellers and technology vendors. While our revenues to date have been derived exclusively from accounts in the United States, we opened an office in the United Kingdom in June 1999. We believe international revenues will represent a more meaningful component of our total revenues as we grow. To date, we have not experienced significant seasonality of revenues. We expect that future results may be affected by the fiscal or quarterly budget cycles of our customers.

   A relatively small number of customers account for a significant portion of our total revenues. As a result, the loss or delay of individual orders can have a significant impact on our revenues. In 1998, sales to our ten largest customers accounted for 86% of total revenues. In 1998, revenues from Level 3, KPMG and NIST accounted for 30%, 12% and 10% of total revenues. For the six month period ended June 30, 1999, revenues from Sprint and Qwest accounted for 16% and 10% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the reliability, security, scalability and cost-effectiveness of our products.

   We have a limited operating history which makes it difficult to predict future operating results. We believe our success requires expanding our customer base and continuing to enhance our BusinessWare products. We intend to continue to invest significantly in sales, marketing and research and development and expect to incur operating losses for at least the next eighteen months. Our operating expenses are relatively fixed and are based on anticipated revenue trends; a delay in the recognition of revenue from one or more license transactions could cause significant variations in operating results from quarter to quarter and could result in unforeseen losses. Fees from contracts that do not meet our revenue recognition policy requirements are recorded as deferred revenues. While a small portion of our revenues each quarter is recognized from deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenue during the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. Our future operating results will depend on many factors, including the following:

  . size and timing of customer orders and product and service delivery;

  . level of demand for our professional services;

  . changes in the mix of our products and services;

  . actions taken by our competitors, including new product introductions and pricing changes;

  . costs of maintaining and expanding our operations;

  . timing of our development and release of new and enhanced products;

  . costs and timing of hiring qualified personnel;

  . success in maintaining and enhancing existing relationships and developing new relationships with system integrators;

  . technological changes in our markets, including changes in standards for computer and networking software and hardware;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . delays in our ability to recognize revenue as a result of the decision by our customers to postpone software delivery;

  . customer budget cycles and changes in these budget cycles;

  . delays or reductions in spending for, or the implementation of, application software by our potential customers as companies attempt to stabilize their computer systems prior to January 1, 2000 in order to reduce the risk of computer system problems associated with the occurrence of the Year 2000; and

  . costs related to acquisition of technologies or businesses.

  As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

Results Of Operations

   The following tables set forth statement of operations data for each of the six quarters ended June 30, 1999, as well as the percentage of our total revenues represented by each item. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. Our quarterly operating results are expected to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                          Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,
                            1998       1998       1998       1998       1999       1999
                          --------   --------   ---------  --------   --------   --------
                                              (in thousands)
Statement of Operations
 Data:
Revenues:
  License...............  $   139    $   888     $ 1,643   $ 2,528    $ 3,487    $ 3,691
  Service...............      151        111         279     1,092      1,472      2,158
  Government grant......      371         54         121       250        250        450
                          -------    -------     -------   -------    -------    -------
   Total revenues.......      661      1,053       2,043     3,870      5,209      6,299
                          -------    -------     -------   -------    -------    -------
Cost of revenues:
  License...............       --         --          --        --         62        122
  Service...............      122        198         540     1,249      1,294      1,360
  Government grant......      371         54         121       250        250        450
                          -------    -------     -------   -------    -------    -------
   Total cost of
    revenues............      493        252         661     1,499      1,606      1,932
                          -------    -------     -------   -------    -------    -------
Gross profit............      168        801       1,382     2,371      3,603      4,367
                          -------    -------     -------   -------    -------    -------
Operating expenses:
  Sales and marketing...      701      1,653       1,585     2,633      2,889      3,890
  Research and
   development..........      717      1,346       1,369     1,362      1,961      1,922
  General and
   administrative.......      234        399         617       557        726        875
  Amortization of stock-
   based compensation...      123        215         412       674        867      1,085
                          -------    -------     -------   -------    -------    -------
   Total operating
    expenses............    1,775      3,613       3,983     5,226      6,443      7,772
                          -------    -------     -------   -------    -------    -------
Loss from operations....   (1,607)    (2,812)     (2,601)   (2,855)    (2,840)    (3,405)
Interest income.........       91         69          56        90        129        105
                          -------    -------     -------   -------    -------    -------
Net loss................  $(1,516)   $(2,743)    $(2,545)  $(2,765)   $(2,711)   $(3,300)
                          =======    =======     =======   =======    =======    =======
As a Percentage of Total Revenues:
Revenues:
  License...............       21 %       84 %        80 %      65 %       67 %       59 %
  Service...............       23         11          14        28         28         34
  Government grant......       56          5           6         7          5          7
                          -------    -------     -------   -------    -------    -------
   Total revenues.......      100        100         100       100        100        100
                          -------    -------     -------   -------    -------    -------
Cost of revenues:
  License...............       --         --          --        --          1          2
  Service...............       19         19          26        32         25         22
  Government grant......       56          5           6         7          5          7
                          -------    -------     -------   -------    -------    -------
   Total cost of
    revenues............       75         24          32        39         31         31
                          -------    -------     -------   -------    -------    -------
Gross profit............       25         76          68        61         69         69
                          -------    -------     -------   -------    -------    -------
Operating expenses:
  Sales and marketing...      106        157          78        68         56         62
  Research and
   development..........      108        128          67        35         38         30
  General and
   administrative.......       35         38          30        15         14         14
  Amortization of stock-
   based compensation...       19         20          20        17         16         17
                          -------    -------     -------   -------    -------    -------
   Total operating
    expenses............      268        343         195       135        124        123
                          -------    -------     -------   -------    -------    -------
Loss from operations....     (243)      (267)       (128)      (74)       (55)       (54)
Interest income.........       14          7           3         3          3          2
                          -------    -------     -------   -------    -------    -------
Net loss................     (229)%     (260)%      (125)%     (71)%      (52)%      (52)%
                          =======    =======     =======   =======    =======    =======

Revenues

   License. We recognized no license revenue in 1996. License revenues increased from $955,000 in 1997 to $5.2 million in 1998 due to the growth in the number of licenses to new customers. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, license revenues increased from $1.0 million to $7.2 million due to the growth in the number of licenses to new customers and higher average transaction size. Our average transaction size has increased due to larger deployments by our customers.

   Service. Service revenues increased from $1.0 million in 1996, to $1.4 million in 1997, to $1.6 million in 1998. Prior to the introduction of our product in 1997, we partially funded our operations through the provision of custom design services. Throughout 1998, resources were redeployed from custom design services to product support services in support of the newly introduced product. This redeployment resulted in a volatile revenue stream and slower overall growth in service revenues in 1998, as illustrated by the drop in service related revenues in the second quarter of 1998. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, service revenues grew from $262,000 to $3.6 million. This substantial increase in service revenues began in the fourth quarter of 1998 due to the growth of maintenance, support and consulting revenues associated with license agreements signed in earlier periods. These service revenues continued to increase in the first and second quarters of 1999 as we supported a number of new deployments of our product.

   Government grant. Government grant revenues were $984,000 in 1996, $1.3 million in 1997 and $796,000 in 1998. Government grant revenues were $425,000 in the six months ended June 30, 1998 and $700,000 in the six months ended June 30, 1999. Revenues vary from quarter to quarter based upon the extent to which our internal development resources are deployed to work on activities covered under the grants. Based on our current awards, we can conduct research activities and intend to seek reimbursement for up to an additional $1.1 million of associated costs. In order to receive reimbursement we must conduct research in accordance with the terms of the grant. We do not expect to receive future government grant revenues other than from existing grants. For a further discussion of these grants, see "Business--Government Grants".

Cost of Revenues

   License. Cost of license revenues consists of royalty payments to third parties for technology incorporated in our product, as well as packaging and distribution costs. We began incurring royalty payment obligations in the first quarter of 1999 due to the licensing to our customers of a product which incorporated third-party technology.

   Service. Cost of service revenues consists of salaries, facility costs, and payments to third party consultants incurred in providing customer support, training, and implementation services. Cost of service revenues was $183,000 in 1996, $338,000 in 1997 and $2.1 million in 1998. As a percentage of our service revenues, these costs represented 18% in 1996, 24% in 1997 and 129% in 1998. In the six months ended June 30, 1998, cost of service revenues was $320,000, or 122% of service revenues and, in the six months ended June 30, 1999, $2.7 million, or 73% of service revenues. In the last three quarters of 1998, we hired additional service personnel in anticipation of supporting a larger customer base in future periods. This increased investment, combined with slower service revenue growth during this period, resulted in a substantial increase in the cost of services measured as a percentage of service revenues. Our cost of service revenues increased significantly in dollar amounts, beginning in the fourth quarter of 1998, due to our engagement of a third-party service provider to support our significantly increased activity. We expect that cost of service revenues will continue to increase in dollar amount as we continue to expand our customer support organization to meet anticipated customer demand.

   Government grant. Under the terms of the government grants, we receive reimbursements only for costs incurred in connection with related research activities. The employees who work on the grant activities are members of our research and development team. Our work related to these grants varies from quarter to quarter depending on the priorities in the research and development organization. As eligible work is performed by the research and development team, the allowable costs are reclassified from research and development to cost of government grant revenues. Consistent with the grant provisions these charged costs are exactly equal to the grant revenues recognized.

Operating Expenses

   Sales and marketing. Sales and marketing expenses consist of salaries, commissions, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased from $80,000 in 1996, to $1.1 million in 1997, to $6.6 million in 1998, and were $2.4 million in the six months ended June 30, 1998 and $6.8 million in the six months ended June 30, 1999. These expenses decreased as a percentage of total revenues from approximately 137% in the six months ended June 30, 1998 to approximately 59% in the six months ended June 30, 1999. Comparing first quarter 1998 with second quarter 1998, sales and marketing costs increased by $952,000. Of this increase $600,000 was attributable to the expansion of our direct sales force, and $280,000 was due to increased spending on promotional activities. The decrease in sales and marketing expenses of $68,000 from the second quarter to the third quarter of 1998 resulted from a $60,000 decrease in marketing personnel expenses due to the departure of several marketing employees and a $168,000 decrease in promotional spending, partially offset by a $170,000 increase in sales personnel expenses. The increase in sales and marketing expenses in dollar amount and as a percentage of total revenues from the first quarter to the second quarter 1999 resulted from hiring additional sales and marketing personnel. We expect that sales and marketing expenses will continue to increase in dollar amounts as we continue to expand our sales and marketing efforts, establish additional U.S. and international sales offices and increase promotional activities.

   Research and development. Research and development expenses include costs associated with the development of new products, enhancements to existing products, and quality assurance activities. These costs consist primarily of employee salaries, benefits, and the cost of consulting resources that supplement the internal development team. We have not capitalized any software development costs and have expensed all of these costs as incurred. Research and development expenses increased from $397,000 in 1996, to $841,000 in 1997, to $4.8 million in 1998, and were $2.1 million in the six months ended June 30, 1998 and $3.9 million in the six months ended June 30, 1999. The increases in the dollar amounts of research and development expenses during these comparison periods were attributable to costs related to the hiring of additional personnel and consulting fees. Our total research and development expenses, which are calculated by combining research and development expenses with cost of government grant revenues, consistently increased on a quarterly basis. We anticipate that we will continue to devote substantial resources to research and development and that these expenses will continue to increase in dollar amounts.

   General and administrative. General and administrative expenses consist of salaries for administrative, executive and finance personnel, recruiting costs, information systems costs, professional service fees and allowances for doubtful accounts. These expenses increased from $147,000 in 1996, to $695,000 in 1997, to $1.8 million in 1998 and were $633,000 in the six months ended June 30, 1998 and $1.6 million in the six months ended June 30, 1999. The increase of $968,000 for the six months ended June 30, 1998 compared to June 30, 1999 was attributable to increases of $700,000 in personnel expenses, $110,000 of professional service fees and $150,000 in the allowance for doubtful accounts in response to the broadening of our customer base and increasing accounts receivable balances. We believe that our general and administrative expenses will continue to increase in dollar amounts as a result of our growing operations and the expenses associated with operating as a public company.

   Amortization of stock-based compensation. Amortization of stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. Employee stock-based compensation expense is amortized over a five-year vesting period using the multiple option approach. In connection with the grant of some employee stock options, we recorded aggregate unearned stock-based compensation of $11.1 million through June 30, 1999. In July and August 1999 we will record an additional $2.4 million in unearned stock-based compensation. We amortized employee stock-based compensation expense of $1.3 million in 1998 and $2.0 million for the six months ended June 30, 1999. We expect to record employee stock-based compensation expenses of approximately, $1.4 million for the quarter ending September 30, 1999, $1.2 million for the quarter ending December 31, 1999,

$1.1 million for the quarter ending March 31, 2000 and $993,000 for the quarter ending June 30, 2000. We anticipate this expense to decrease consistently in future periods. Unearned compensation expense will be reduced for future periods to the extent that options are terminated prior to full vesting. We recorded expenses of $147,000 for the year ended December 31, 1998 in connection with stock issued for services.

Interest Income

   Interest income is primarily comprised of income earned on our cash and cash equivalent balances.

Provision For Income Taxes

   We incurred operating losses for all periods with the exception of 1996, when we had net income of $243,000. Our 1996 tax liability, however, was reduced due to the utilization of net operating loss carryforwards. Our deferred tax assets primarily consist of net operating loss carryforwards, nondeductible allowances and research and development tax credits. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

   As of December 31, 1998, we had net operating loss carryforwards for federal tax purposes of approximately $7.2 million and for state tax purposes of approximately $3.3 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2013. Under the provisions of the Internal Revenue Code, some substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Liquidity and Capital Resources

   Since inception, we have financed our operations through private sales of common and preferred stock, with net proceeds totaling $27.7 million. As of June 30, 1999, we had $16.5 million in cash and cash equivalents, and $11.9 million in working capital with no outstanding debt.

   Net cash generated in operating activities was $223,000 in 1996. Net cash used in operating activities was $873,000 in 1997 and $6.8 million in 1998. Net cash generated in operating activities was $107,000 for the six months ended June 30, 1999. Net cash used to fund operating activities in each of these periods reflect net losses, offset in part by increases in deferred revenues. Our historical business practice is to provide payment terms that range from thirty to ninety days from the invoice date. Payment terms that exceed ninety days are not considered fixed and determinable and revenue is recognized as payments become due. Net cash used in investing activities was $104,000 in 1996, $431,000 in 1997, $947,000 in 1998 and $1.8 million for the six months ended June 30, 1999. Investing activities consist primarily of purchases of computer hardware and software, office furniture and equipment and leasehold improvements. Net cash generated from financing activities was $152,000 in 1996, $10.0 million in 1997, $11.4 million in 1998 and $5.4 million for the six months ended June 30, 1999. Net cash generated from financing activities consists primarily of net proceeds from the issuance of convertible preferred stock.

   We signed a lease for a new principal facility in April 1999. Lease payments under the agreement commence in August 1999 and continue for forty-nine months, resulting in aggregate lease expenses of approximately $500,000 per quarter. We have commitments for capital expenditures in 1999 of $1.8 million related to the establishment of this facility, which we moved into in August 1999.

   We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next twelve months. Thereafter, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise these additional funds through public or private debt or equity financings. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders.

Recently Issued Accounting Pronouncements

   Our revenue recognition policies are in accordance with Statement of Position or SOP 97-2, "Software Revenue Recognition" which we adopted on January 1, 1998, with the exception of the provision deferred by SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2." The adoption of SOP 97-2 resulted, for some agreements, in the deferral of software license revenues that would have been recognized upon delivery of the related software under prior accounting standards. Prior to January 1, 1998, we recorded revenue in accordance with the provisions of SOP 91-1, "Software Revenue Recognition". In December 1998, SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition" was issued. We adopted SOP 98-9 for all transactions entered into in fiscal 1999. The adoption of this statement did not have a material impact on our operating results, financial position or cash flow.

   In March 1998, SOP, 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" was issued. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when these costs should be capitalized. We adopted SOP 98-1 in fiscal 1999. The adoption of this statement did not have a material effect on our financial position, results of operations or cash flow.

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flow. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" was issued. We will be required to adopt SFAS No. 133 in fiscal 2000.

Qualitative and Quantitative Disclosures About Market Risk

   We are developing products in the United States and currently market our product in North America. We anticipate marketing our product in Europe in the second half of 1999. As a result, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

Year 2000 Readiness

   The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We designed our product to be Year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our product are Year 2000 compliant. However, we have not exhaustively tested our product for Year 2000 compliance. We continue to respond to customer questions about prior versions of our product on a case-by-case basis.

   We have defined Year 2000 compliant as the ability to:

  . Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . Function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . Respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

  . Recognize year 2000 as a leap year.

   We are seeking assurances from our vendors that licensed software is Year 2000 compliant. To date, we have received assurances from a subset of the vendors of our enterprise resource planning software, and technology support software as to their Year 2000 compliance. Despite testing by us and current and potential customers, and assurances from developers of product incorporated into our product, our product may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our product could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could seriously harm our business.

   As a specific example, older versions of Vitria's BusinessWare product were designed to work with Sun Microsystem's Java Developer Kit version 1.1.5. Sun Microsystems has announced that this version and earlier versions of the Java Developer Kit are not Year 2000 compliant. Vitria customers who are still using these older versions of the BusinessWare product are thus subject to Year 2000 operating risk due to this Java Developer Kit compliance problem. We have notified and are currently working with each of the affected customers to migrate them to newer versions of the BusinessWare product which use Sun Microsystem's Java Developer Kit version 1.1.7. Sun Microsystems claims that version 1.1.7 is Year 2000 compliant. We have not made any representations to our customers concerning the Year 2000 readiness of this development kit. To the extent one or more of these customers fail to migrate to the newer Vitria BusinessWare product, these customers could potentially suffer operating difficulties in systems using Vitria's BusinessWare product. Vitria could be exposed to an indirect liability in this event.

   Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of these lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it. Congress recently passed a law that is intended to limit liability for some failures to achieve Year 2000 compliance. There can be no assurance that this bill will provide us with any protection.

   We have initiated an assessment of our material internal information technology systems, including both our own software products and third-party software and hardware technology. We are in the process of assessing our non-information technology systems. We expect to complete our assessment and testing and perform any needed remediation of these systems by December 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our product and services. As a result, our business could be seriously harmed.

   We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could seriously harm our business.

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

   We do not have a contingency plan to address situations that may result if our critical operations are not Year 2000 ready, and we do not anticipate the need to do so. The cost of developing and implementing the plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, including utility or transportation company Year 2000 compliance failure interruptions.

   Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include:

  . claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and

  . our inability to manage our own business.

                                    BUSINESS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause differences include, but are not limited to, those discussed in "Risk Factors."

   We are a leading provider of eBusiness infrastructure software. Our product, BusinessWare, provides the infrastructure which enables incompatible information technology systems to exchange information over corporate networks and the Internet. BusinessWare enables this exchange to take place automatically, without human intervention. This eliminates manual entry of information into multiple IT systems, and eliminates the need to manually exchange information with customers and business partners using phone, facsimile or mail. BusinessWare is designed to provide business managers with a software infrastructure that gives them complete control and visibility of their business operations, enabling them to reduce time to market, rapidly respond to change, and manage the growing complexity of business interactions with partners and customers.

   We have initially targeted the telecommunications, business services, manufacturing and financial services industries. To date, we have licensed BusinessWare to over 30 companies, including CableVision, Covad, Deutsche Bank, Duke Energy, FedEx, Fujitsu PC, Inacom, Level 3, PageMart Wireless, SBC, Sprint and Verio. We intend to expand our position in our current markets and leverage this position to penetrate other markets. As part of our strategy to establish BusinessWare as the leading software infrastucture product for eBusiness, we have developed strong working relationships with leading system integrators, including Andersen Consulting and EDS. In addition, Vitria is developing products targeted at specific industries and built on BusinessWare.

Industry Background

   The use of the Internet to conduct business, often referred to as "eBusiness," is fundamentally changing business-to-business, business-to-consumer and business-to-employee interactions. Many companies are exploring innovative business models to capitalize on this eBusiness opportunity. These eBusiness participants include established companies transitioning to new Internet-enabled business models, new companies formed specifically to deliver products and services over the Internet, and providers of Internet hardware and software, including networking and telecommunications companies. These companies operate in an environment characterized by rapid change and increasingly complex business interactions with partners and customers. The business processes that define these complex interactions often span an "extended enterprise" that links companies with an Internet-enabled network of partners and customers.

   To compete in this new environment, companies must conduct business in "real-time" by communicating instantly with customers and partners over the Internet, using a clearly defined set of business processes that can be continuously analyzed and rapidly changed. From order fulfillment to customer service, the benefits of automating business processes across the extended enterprise are significant. For example, telecommunications service providers that automate the transmission of customer orders between themselves and local network providers can reduce service activation times, resulting in increased customer satisfaction. Similarly, companies that allow their customers to place and track their orders using applications accessible via the Internet can increase revenue opportunities while reducing order management and customer service costs.

   Deploying software solutions that deliver these business benefits is a significant challenge. Companies need to define and manage the business processes that implement these solutions. Once defined, these business processes must be tied into the underlying information technology, or IT, systems that support them so that information can flow smoothly from the first step of the process to the last. Business processes must often coordinate the flow of information between several IT systems which operate separately. These systems may utilize packaged software applications or custom software applications developed by a company for internal use. These stand-alone systems add additional complexity to the effort because they typically are not designed to work with each other.

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

   The following diagram illustrates the complexity of conducting business over the Internet. The diagram depicts the order fulfillment process for a company that allows customers to place orders directly, using a Web-based order entry system application, and outsources its inventory management and shipping processes to a distribution partner. The diagram shows how each step in the order fulfillment process directs the flow of information across internal and external IT systems, and how these systems must be integrated to smoothly process the customer order from initial placement to final product delivery and customer billing.


[Graphic shows the flow of an order from a customer to a Web browser to an order entry system to an order fulfillment system to an inventory management system to a billing system.]

   We believe companies must address the following requirements in order to capitalize on the eBusiness opportunity:

  . define, manage and automate their business processes;

  . exchange business information between a company and its partners and customers in a secure and reliable fashion using Internet standards;

  . integrate the internal and external IT systems that implement business process steps; and

  . gather and analyze, in real time, key business and process information, and use the results to automatically change business processes.

   Current software products generally focus on just one or two of these requirements. For example, enterprise application integration, or EAI, vendors focus on integrating IT systems. Messaging software vendors focus on inter-application communications. In particular, EAI products suffer from the following limitations:

   Weak Process Automation and Real-Time Analysis Functionality. EAI products address the application integration aspect of an eBusiness infrastructure. However, they do not generally provide the functionality to manage and automate the business processes that define eBusiness solutions. In addition, EAI products typically support analysis of business and process information that is done only after the process is complete, as compared to "real-time" analysis that occurs concurrently with the process.

   Require Extensive IT Involvement. EAI products generally require multiple custom software programs to define and implement business processes. As a result, the design, implementation and modification of business processes require extensive involvement by IT personnel. This makes it is difficult for business managers to manage their business processes.


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

   Lack of Support for Internet Standards. Ideally, companies need to seamlessly exchange information between their corporate networks and the Internet. EAI products typically do not use Internet standards, for example XML and HTTP, to describe and exchange information between IT systems. This makes it difficult for companies to deploy eBusiness solutions that link them with their partners and customers over the Internet.

   Limited Scalability. EAI products are typically built on "hub-and-spoke" architectures that are designed for single site deployment. Generally, solutions based on these architectures can neither be incrementally expanded, or scaled, to support high transaction volumes nor distributed across multiple locations without incurring significant administrative overhead.

   We believe that there is a significant market opportunity for an infrastructure software product that addresses these limitations and enables companies to rapidly capitalize on the eBusiness opportunity. We believe that the market will grow from $313 million in 1998 to more than $5 billion by 2003.

Vitria Solution

   Vitria is a leading provider of eBusiness infrastructure software. BusinessWare enables companies to automate business processes across the extended enterprise and integrates the underlying IT systems that must work together to support these processes.

   BusinessWare combines in a single solution the four elements that we believe are essential for eBusiness infrastructure software:

  (1) Business Process Automation--Empowers business users to define, manage and automate business processes through a graphical modeling environment;

  (2) Internet-Based Communications--Exchanges business information between a company and its partners and customers in a secure and reliable fashion using Internet standards;

  (3) Application Integration--Integrates the internal and external IT systems that implement business process steps across the extended enterprise; and

  (4) Real-Time Analysis--Gathers key business and process information in real time, analyzes the data in real time, and selectively uses the results to automatically change business processes.

   Once customers use BusinessWare to define their business process models and integrate the underlying IT systems, BusinessWare automatically controls the flow of information across the IT systems as specified by the process models. BusinessWare continuously analyzes the customer's business processes and can automatically change the processes in response to this analysis. This capability allows companies to transform the information flowing through their IT systems into "actionable intelligence" that enables business managers to optimize their business operations.

   BusinessWare allows customers to solve their eBusiness problems using graphical models rather than developing custom programs. Rather than writing software programs, business managers can create visual diagrams of business processes, called "process models," using a point-and-click user interface. BusinessWare then translates these process models into software programs that automate the flow of information across a company's underlying IT systems. Our graphical process models are "directly executable," which means that they can be deployed immediately, without programming by IT personnel.

   We believe that BusinessWare provides the following benefits to customers:

   Easy for Business Managers to Use. The combination of our graphical process modeling and automation functionality with our robust application integration foundation, allows customers to focus on the business objectives of eBusiness rather than the mechanics of solution implementation.

   Reduces Time to Market. We enable customers to reduce their time to market by allowing them to graphically define and automate new business processes to support the delivery of new products and services.

   Leverages IT Investment. We help companies to preserve and leverage the substantial IT investment they have made by allowing them to assemble eBusiness solutions using their existing IT systems.

   Allows Rapid Response to Change. We enable customers to graphically model their existing business processes, and then continuously refine and optimize them as business conditions change over time. To change a business process, managers simply change the associated graphical model.

   Provides a Comprehensive Solution. BusinessWare combines the four elements of an eBusiness infrastructure software product in a single comprehensive solution. This eliminates the need for our customers to purchase and integrate separate solution components from multiple vendors.

   Scales to Support High Transaction Volumes and Distributed Deployment. Our product features an architecture that uses the same distributed processing principles as those used on the Web. Unlike alternative "hub-and-spoke" architectures that are optimized for single site deployment, our "federated" architecture allows customers to incrementally add servers to support increasing loads, without adding administrative complexity.

   Enables Mission-Critical Deployments. The importance of our customers' eBusiness initiatives demand that our software meets high standards for performance, security and reliability. BusinessWare has been designed for superior performance to accommodate the high transaction volumes enabled by the Internet. In addition, our solution was designed to ensure secure communication of business information across the extended enterprise using rigorous authentication and data encryption technologies. BusinessWare provides high availability through multiple server redundancy and automatic failover to backup systems.

Strategy

   Our objective is to establish BusinessWare as the leading infrastructure software product for real-time eBusiness. Key elements of our strategy to achieve this objective include:

   Leverage and Expand Strategic Alliances. We intend to leverage our relationships with leading system integrators, including Andersen Consulting and EDS, to extend our reach and provide comprehensive solutions to our customers. System integrators help our customers deploy and install our product. We have established a group to focus exclusively on strengthening and expanding these relationships. We believe these firm's relationships with the most senior levels of management facilitate access to strategic projects which often generate large commitments from our customers and can reduce the length of our sales cycles. In addition, we believe the software deployment expertise and industry knowledge of system integrators shortens the implementation time of our product and helps us to secure add-on business.

   Develop Market-Focused Solutions. We are developing packaged eBusiness solutions built on BusinessWare which capture and automate business processes used widely in specific industries. We intend to leverage the industry expertise of our system integrator partners and our customers to rapidly build these market-focused solutions. We believe customers and partners will derive significant time-to-market benefits and reduce their implementation and maintenance costs by deploying these out-of-the-box business solutions. This strategy also provides us with additional revenue opportunities while reducing our internal development costs.

   Expand Product and Technology Leadership. We have established an infrastructure software product that combines business process automation, Internet-based communications, application integration, and real-time analysis in a single unified environment. We intend to continue to introduce innovative products which enable our customers to rapidly deploy complex business solutions and extend their enterprise easily and cost-effectively. We also intend to extend our technological leadership by continuing to invest significantly in research and development. We have assembled a team of prominent developers and engineers with expertise in Internet communication protocols, messaging technologies, and enterprise software and have established a corporate culture which fosters continuous product innovation. In addition, by promoting and embracing emerging Internet standards, we intend to facilitate the broad acceptance of our product.

   Target Fast-Growing Vertical Markets. To date, we have targeted the telecommunications, business services, manufacturing and financial services industries. These markets are characterized by high rates of growth, dynamic business processes and rapid adoption of eBusiness solutions. We intend to expand our position in these markets and leverage this position to target other markets.

   Extend Relationships with Customers. The strategic importance of BusinessWare to our customers allows us to develop relationships with their senior decision makers. This visibility to senior management and a focused implementation approach facilitate the rapid adoption and deployment of BusinessWare throughout the organization. We intend to leverage these relationships as we introduce new products and services. Additionally, because BusinessWare is used by companies to automate and manage their interactions across their extended enterprise, we are introduced to opportunities with our customers' business partners.

Products

   BusinessWare is an eBusiness infrastructure software product designed to provide customers with a comprehensive infrastructure for rapidly capitalizing on the eBusiness opportunity. The BusinessWare product is illustrated and summarized below:

                             [GRAPHIC APPEARS HERE]

[Graphic: Depicts the components of the Vitria product including the following:

  .BusinessWare Modeler
  .BusinessWare Administrator
  .BusinessWare Server
  .BusinessWare Automator
  .BusinessWare Analyzer
  .BusinessWare Communicator
  .BusinessWare Connectors and Transformers
  .BusinessWare Common Services
  .Customer's IT systems]

   BusinessWare Modeler. The Modeler is BusinessWare's process modeling component. Business managers use the Modeler to create graphical models of their business processes using a point-and-click interface. These process models provide an intuitive visual representation of interdependent processing steps. Users can add business rules to each processing step to provide additional modeling flexibility. Once specified and saved in the BusinessWare Repository, process models can be directly executed by the BusinessWare Automator. The Modeler supports advanced modeling constructs that allow users to define and manage complex, real-world business processes. The Modeler supports Unified Modeling Language, the industry standard for business process modeling and automation.


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

   BusinessWare Server. The BusinessWare Server provides the host environment for five functional components: Automator, Analyzer, Communicator, Connector and Transformer. The BusinessWare Server is designed to provide a set of common services that are shared by each of these components:

  . Security: provides rigorous support for authentication, data encryption and access control.

  . Transaction management: ensures the integrity of business processes and related updates to underlying IT systems.

  . Persistence: provides automatic recovery in the event of system or network failures.

  . Repository: stores and manages all BusinessWare metadata, such as process models.

   BusinessWare Automator. Automator is BusinessWare's process automation component. It executes the business process models defined by users in the Modeler and stored in the BusinessWare Repository. Automator automates business processes by coordinating the flow of information among the underlying IT systems.

   BusinessWare Analyzer. Analyzer selectively gathers and analyzes business and process information throughout the extended enterprise. Analyzer provides business managers rapid access to key statistics, such as the number of on-time shipments, which they use to manage their business. Analyzer also helps companies to rapidly identify processing bottlenecks, thus providing them with the information they need to support their continuous process improvement efforts. Analyzer's results can be automatically fed back into Automator to change business processes in real time.

   BusinessWare Communicator. Communicator provides the communications backbone that ties together all of the BusinessWare components and the IT systems that they integrate. Communicator provides fast and secure information delivery and allows the customer to choose between multiple quality of service options such as guaranteed delivery or best effort. Communicator supports Internet standards, including HTTP and XML. Communicator is designed to interoperate with third-party messaging products.

   BusinessWare Connectors and Transformers. Connectors and Transformers together provide BusinessWare's application integration functionality, enabling heterogeneous IT systems to exchange information.

  . Connectors translate business information to Internet standards, such as XML. We provide off-the-shelf Connectors for a number of popular packaged applications, messaging systems and databases. We also provide a toolkit that enables customers to rapidly develop Connectors for custom or legacy systems.

  . Transformers map data structures from one IT system to another. In addition to our own transformation components, customers have the option to augment their BusinessWare solution with transformation products from third parties.

   BusinessWare Administrator. Administrator is BusinessWare's graphical systems management and monitoring component. Administrator allows systems administrators to perform local and remote administration from any BusinessWare server.


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

Customers and Case Studies

   We have initially targeted the telecommunications, business services, manufacturing and financial services industries. As of June 30, 1999, over 30 customers had licensed BusinessWare, including the following representative list of current customers who have purchased $250,000 or more of licenses and related services:

       A.B. Watley, Inc.                    Hewitt Associates LLC
       Advanced Radio Telecom Corp.         ICG Communications, Inc.
       American Century Services
       Corporation                          Inacom Corporation
       CableVision Systems Corporation      KPMG LLP
       Covad Communications Company         Level 3 Communications, Inc.
       Deutsche Bank AG                     PageMart Wireless, Inc.
       Digital Microwave Corporation        Rhythms NetConnections Inc.
       Duke Energy Corporation              SBC Communications, Inc.
                                            Sprint Communications
       Federal Express Corporation          Company, L.P.
       FirstWorld Communications, Inc.      Verio, Inc.
       Fujitsu PC Corporation

   The following case studies illustrate how some of our customers are using
BusinessWare:

   Covad Communications Group, Inc.

   Covad is a leading high-speed Internet and network access provider offering high speed Internet access through Internet Service Providers, or ISPs. Covad sells its service indirectly to small and medium businesses and consumers through ISPs and sells directly to large enterprise customers.

     Opportunity: As a new player in the fiercely competitive telecommunications market, Covad needed to make it simple and inexpensive for ISPs to resell Covad's high-speed Internet access service.
  Specifically, they wanted to create an eBusiness link with ISPs that would automate the ordering process for high-speed Internet access, improve service levels and lower operating costs.

     Solution: Covad is using BusinessWare to build an eBusiness solution designed to enable ISPs to automate their business interactions with Covad. The solution will automate the ordering process for Internet access and integrate each ISP's order entry system with Covad's order management system. Covad expects the solution to have significant business benefits for both themselves and their ISP partners. Covad believes that major benefits for ISPs will include faster time to market with a DSL-based Internet access service, automatic access to order status information, and lower administration costs. Major benefits for Covad are expected to include faster and more extensive communications with their ISP partners, lower operating costs, and the ability to make it easier for ISPs to do business with Covad than with competing providers of high-speed Internet access.

   Fujitsu PC Corporation

   Fujitsu PC Corporation, or FPC, is a subsidiary of Fujitsu Limited, a leading provider of information technology products and solutions for the global marketplace. FPC delivers high-performance mobile computing solutions for the North American market.
     Opportunity: Faced with growing competitive pressures, FPC needed to automate their order fulfillment process for custom-configured notebook computers. This required FPC to integrate disparate IT systems, including a Web-based order configuration system, an enterprise resource planning system, and a manufacturing execution system. FPC's goal is to reduce the time required to ship orders and improve customer satisfaction.

     Solution: FPC is using BusinessWare to link the IT systems that support their order fulfillment process. This will eventually automate the entire fulfillment process for custom-configured notebook

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

  computers. The BusinessWare solution is expected to provide end-to-end visibility and control of the process, significantly reducing the time required to take customer orders, and assemble and ship custom-configured notebook computers. FPC also expects to lower costs and increase customer satisfaction.

   Inacom Corporation

   Inacom Corp. is a global Fortune 500 technology services leader. The company designs, implements and manages distributed technology infrastructure solutions that optimize clients' return on IT investments.

     Opportunity: One of Inacom's services is to provide an outsourced PC service and support operation to meet the needs of Fortune 500 companies and major PC hardware vendors. This service is designed to reduce PC service and support costs. Inacom needed a solution that would allow them to automate these processes, tailor them to the unique requirements of each client, and proactively manage them to best-in-industry service levels.

     Solution: Inacom is using BusinessWare to automate their PC service and support processes and to integrate their internal IT systems, including a legacy system for managing service dispatch requests, with their customers' systems. The system is designed to allow Inacom's clients to send PC service dispatch requests over the Internet, using standard protocols, to Inacom's PC repair technicians. The solution is also expected to allow clients to receive automatic status updates on all open service requests.

   Each of the customers listed above has completed their analysis and design of an eBusiness solution using BusinessWare and is currently implementing our product.

Technology

   We have assembled a team of software engineers with expertise in distributed computing, model-driven business process automation, and real-time query processing. Our founders, Dr. JoMei Chang and Dr. M. Dale Skeen, have established reputations as technology innovators. Dr. Chang is the principal patent author for one of the first "reliable multicast" protocols. Multicast protocols reduce traffic congestion over the Internet. Dr. Skeen is the principal author of multiple patents for "publish-and-subscribe" communication, which is the preferred communication method for enterprise application integration. Publish-and-subscribe is a communication method that allows IT systems to exchange information anonymously. Following an open competition, the National Institute of Standards and Technology's Advanced Technology Program awarded us three prestigious, multi-million dollar research grants to address complex business integration and supply chain management problems. For a description of these awards, see "Government Grants."

   Model-Driven Business Process Automation. We have pioneered and commercialized the concept of direct manipulation and execution of business processes through graphical models. This powerful concept combines visual process modeling with business rules to express and automate complex business scenarios using terminology and concepts familiar to business users. Advanced modeling functions, including nested and concurrent processes, are designed to provide users with the sophisticated modeling power they need to express the real-world complexity of today's business operations. In addition, our product allows companies to define business processes that can automatically select alternate processing steps based on current business conditions.

   Real-Time Analysis. We have pioneered and commercialized the concept of a general purpose real-time query tool. This tool allows users to define queries that continuously monitor and analyze, in real time, information flowing across their business processes and IT systems. Real-time query processing is fundamentally different from more traditional query processing. Whereas traditional query processing optimizes the one-time, bulk evaluation of a single query across a large number of records, Vitria's technology is designed to optimize the incremental evaluation of a single new message against a large number of outstanding queries. Since it is possible to have thousands of real-time queries concurrently active, we have developed patent-pending algorithms for optimizing the processing of a large number of concurrent queries.

   Vitria has also pioneered technology to perform complex real-time queries that join two or more real-time information streams together, or that join a real-time information stream to information stored in a database.

This capability significantly increases the power of real-time querying. We have developed patent-pending algorithms to execute and optimize these complex, real-time queries.

   Scalability and Reliability. BusinessWare implements an architecture and a naming scheme modeled after that used by the Web. This architecture partitions workload among an unlimited number of servers and supports incremental expansion, as needed. Additional servers can be added in a manner that is transparent to end users and system administrators, resulting in scalability to high orders of magnitude without unnecessary administrative overhead. BusinessWare is also designed to support the caching and replication of information across multiple servers to provide faster information access and robust failover and recovery support in the event of system or network failures. BusinessWare supports the option to use a reliable multicast protocol that is built on top of the Internet-based IP multicast protocol. Multicast protocols provide a particularly efficient method for disseminating real-time information to a large number of users. The combination of our architecture, extensive use of duplicated information stored in multiple locations, and support for multicast protocols is designed to enable our solutions to communicate business information across the extended enterprise with little latency, and high scalability and reliability.

   Security. Security is essential for business-critical applications operating over extranets and the Internet. BusinessWare provides a security framework based on the widely accepted Secure Socket Layers, or SSL, standard. Our security framework supports unique "digital signatures" for each user, as well as multiple means of verifying a user's identity and encrypting computer data. The framework is designed to be easily extended to support additional user verification and encryption services. All BusinessWare components provide discretionary authorization of users through the use of a list of authorized users of the IT system. In addition, BusinessWare can support multiple security domains and provide secure communication between domains. Security domains allow the selective and secure sharing of information among business partners, while allowing each partner to retain control over their own security policies.

Sales and Marketing

   We license our product and sell services primarily through our direct sales organization, complemented by the selling and support efforts of our system integrators and other strategic partners. As of June 30, 1999, our sales force consisted of 51 sales professionals and technical sales engineers located in nine domestic locations and an office in the United Kingdom. We have sales offices in the greater metropolitan areas of Boston, Chicago, Dallas, Denver, Irvine, New York City (two offices), San Jose, Washington D.C., and London, England. System engineers who provide pre-sales support to potential customers on product information and deployment capabilities complement our direct sales professionals. We plan to significantly expand the size of our direct sales organization and to establish additional sales offices domestically and internationally.

   Our sales process requires that we work closely with targeted customers to identify short-term technical needs and long-term goals. Our sales team, which includes both sales and technical professionals, then works with the customer to develop a proposal to address these needs. In many cases, we collaborate with our customers' senior management team, including the chief executive officer, chief information officer and chief financial officer, to develop mission-critical applications. The level of customer analysis and financial commitment required for many of our product implementations has caused our sales cycle to range from two to nine months.

   We focus our marketing efforts on educating potential customers, generating new sales opportunities, and creating awareness of our product and their applications. We conduct a variety of marketing programs to educate our target market, including seminars, trade shows, direct mail campaigns, press relations, and industry analyst programs.

Strategic Relationships

   To enhance the productivity of our sales and service organizations, we have established relationships with system integrators, value-added resellers and complementary technology vendors.

   System Integrators. We have established strategic relationships with a number of leading system integrators including Andersen Consulting and EDS. Many of our system integrators have deep relationships across a broad range of enterprise customers and our relationships with these system integrators often enable us to reach key decision makers within these enterprises more quickly, thus reducing sales cycles. Working with system integrators enables us to leverage our service organization and shorten solution implementation time. In addition, by leveraging our partners' domain expertise, we can more effectively and rapidly build custom templates which codify business process solutions for vertical markets.

   Value-Added Resellers. We also market BusinessWare through value-added resellers or "VARs." VARs enable us to seed the market with specific pre-packaged solutions built on the BusinessWare platform. Many of these VARs specialize in providing solutions to particular industries including telecommunications and financial services. We intend to leverage our VARs' industry expertise to deliver solutions that accelerate our penetration in key markets. To date, there have been no transactions involving licenses with VARs that allow subsequent resale to end-user customers.

   Complementary Technology Vendors. We also work with leading application software, database and hardware vendors to ensure compatibility of BusinessWare with their software and hardware. We have relationships with leading companies including Clarify, Inc., Hewlett-Packard Company, IBM, Informix Corp., Microsoft Corporation, Oracle Corp., Siebel Systems, Inc., Sun Microsystems Inc., Sybase Inc. and The Vantive Corporation.

Service and Support

   The primary function of our professional services organization is to facilitate the implementation of our product by system integrators. We provide services directly to our customers and to system integrators for BusinessWare project planning, implementation and performance. Our professional services organization works closely with system integrators to train their personnel in the design and implementation of our product.

   Customer support is available by telephone and over the Internet seven days a week, 24 hours a day. Our education services group delivers education and product training to our customers and strategic partners, concerning the design of business solutions using BusinessWare, as well as the technical aspects of deployment, use and maintenance. Our professional service and customer support organizations consisted of 31 employees as of June 30, 1999.

Research and Development

   As of June 30, 1999, our engineering group consisted of 65 employees, divided into the following groups:

   Product Development. Our product development teams are organized around components of BusinessWare. Each component is developed independently in order to speed design and testing. Development of the customer interface is centralized, with the goal of creating a consistent and unified product look and feel.

   Advanced Research. Our advanced research group works independently from our product development teams to research and develop advanced architectures and technologies. This group also closely monitors developments in industry standards related to eBusiness, Internet technologies, operating systems, networks and software applications.

   Quality Assurance and Platform Support. This group designs and manages a process designed to identify and prevent software defects throughout the development cycle.

   Documentation. This group is responsible for creating and maintaining customer and system integrator documentation for our products.

   Research and development expenses, together with expenditures under NIST grants, were $1.4 million in 1996, $2.1 million in 1997 and $5.6 million in 1998.

Government Grants

   We have received three governmental research grants that have funded, and continue to fund, portions of our research and development. We were awarded our first grant in January 1996 by the National Institute of Standards and Technology, commonly referred to as NIST, under its advanced technology program. This NIST program is a partnership between government and private industry to encourage commercially promising, but highly challenging research. We used this grant to fund research and development of model-driven technologies for integrating IT systems. We received an additional grant from NIST in October 1997 to conduct further research and development into these technologies. Under the terms of these grants, we retain all intellectual property rights to all research results except that the federal government has a non-exclusive, non-transferable, paid-up license to any patents arising from this research. In addition, the NIST grants require us to commercially license the research results. We are fulfilling this obligation by incorporating our results into our BusinessWare software products.

   Our third grant was awarded to us as a member of the Extended Enterprise Coalition for Integrated Collaborative Manufacturing Systems, also known as EECOMS. EECOMS is a consortium of vendors, customers and providers of enabling technologies, whose goal is to develop new frameworks to improve supply chain logistics, product delivery to customers, product inventories and the competitive ability of U.S. manufacturers in the global marketplace. We were awarded this grant in January 1998 and the grant is scheduled to conclude in December 2000. Funds under this grant have been used to develop supply chain scenarios for the extended enterprise. Research results from this grant are jointly owned by EECOMS and the federal government is granted a non-exclusive license to these research results and related intellectual property rights. We have not used these funds for technology development.

Competition

   The market for our product is competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. We believe that eBusiness infrastructure software must address four requirements: (1) business process automation, (2) Internet-based communications, (3) application integration, and (4) real-time analysis. We believe BusinessWare's ability to address all four requirements is an important differentiating factor. Most competitive products focus on either application integration or communications. Enterprise application integration software from companies such as Active Software, Inc., CrossWorlds Software, Inc. and New Era of Networks, Inc. focuses on integrating IT systems. Messaging software from companies such as IBM and Tibco Software Inc. focuses on inter-application communications. Customers could extend any of these products to support business process automation by writing custom programs. However, we believe that none of our competitors' products offer model driven business process automation or real-time analysis. In the future, these companies may expand the breadth of their product offerings, including business process automation and real-time analysis. In this event, we could face greater competition and our business could be seriously harmed. In addition, "in house" information technology departments of potential customers have developed or may develop systems that substitute for some or all of the functionality of our BusinessWare product. We expect that internally developed application integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. We may in the future also encounter competition from major enterprise software developers including Oracle Corporation, PeopleSoft, Inc., SAP AG, and Microsoft Corporation.

   We believe that the principal competitive factors in our market include:

  . the breadth and depth of solutions;

  . product quality and performance;

  . ability of products to operate with multiple software applications;

  . ability to implement solutions;

  . customer service;

  . relationship with system integrators;

  . establishment of a significant base of reference customers;

  . strength of core technology; and

  . product price.

   Although we believe that our solutions compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

Intellectual Property and Other Property Rights

   Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws to accomplish these goals.

   We license BusinessWare pursuant to non-exclusive license agreements which impose restrictions on customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to, requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

   We have four U.S. patent applications pending. It is possible that the patents that we have applied for, if issued, or our potential future patents may be successfully challenged or that no patent will be issued from our patent application. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

   Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the unauthorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

   It is also possible that third parties will claim that we have infringed their current or future products. We expect that eBusiness developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Employees

   As of June 30, 1999, we had a total of 178 employees, including 65 in research and development, 61 in sales and marketing, 31 in customer support, professional services and training, and 21 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

Facilities

   Our principal sales, marketing, research and development and administrative offices are currently located in approximately 63,000 square feet in Sunnyvale, California. This lease will expire in August 2003.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and information about them as of July 31, 1999 are as follows:

 Name                          Age Position
 ----                          --- --------
 JoMei Chang, Ph.D. .......... 46  President, Chief Executive Officer and
                                   Director

 M. Dale Skeen, Ph.D. ........ 44  Chief Technology Officer and Director

 Jay W. Shiveley, III......... 42  Senior Vice President, Worldwide Sales

 Aleksander E. Osadzinski..... 41  Vice President, Marketing

 Paul R. Auvil, III........... 35  Vice President, Finance, Chief Financial
                                   Officer and Secretary

 Robert M. Halperin (1)(2).... 71  Director

 John L. Walecka (1).......... 39  Director

 William H. Younger, Jr. (2).. 49  Director

---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   JoMei Chang, Ph.D., co-founded Vitria in 1994 and has been our President, Chief Executive Officer and a Director since Vitria's inception. Prior to founding Vitria, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies from 1986 to 1994 at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986 she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

   M. Dale Skeen, Ph.D., co-founded Vitria in 1994 and has been our Chief Technology Officer and a Director since Vitria's inception. Prior to founding Vitria, Dr. Skeen worked at TIBCO where he served as Chief Scientist from 1986 to 1994. Dr. Skeen was a research scientist at IBM's Almaden Research Center from 1984 to 1986. Dr. Skeen was on the faculty at Cornell University from 1981 to 1984. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

   Jay W. Shiveley, III, has been our Senior Vice President, Worldwide Sales since 1997. He was Senior Vice President of Operations of Forte Software, Inc., a software company, from 1991 to 1997. From 1984 to 1991, he worked at Oracle Corporation and was a principal at Lawson Associates, a financial software company, from 1981 to 1984. Mr. Shiveley holds a B.S. in Finance and Accounting from Mankato State University.

   Aleksander E. Osadzinski, has been our Vice President, Marketing since 1998. From 1996 to 1998 he was Vice President of Sales and Marketing at Be, Inc., a company specializing in computer operating systems. From 1994 to 1996, Mr. Osadzinski held a number of management positions at Grass Valley Group, a producer of digital video production equipment, most recently as General Manager of the Telecommunications Unit. Mr. Osadzinski has also held a number of management positions in both the United States and Europe at Sun Microsystems, including Vice President, Markets and Product Strategy from 1986 to 1994. Mr. Osadzinski attended Dulwich College and Bristol University in the United Kingdom.

   Paul R. Auvil, III, has been our Vice President, Finance and Chief Financial Officer since 1998, and Secretary since 1999. From 1997 to 1998, he served as Vice President and General Manager of the Internet Products Division of VLSI Technology Inc., a semiconductor company, and as its General Manager, PC

Products Strategic Business Unit from 1996 to 1997. Mr. Auvil also held various other positions at VLSI, including European Controller in 1992 and Director of Financial Planning from 1993 to 1995. Mr. Auvil holds a Bachelor of Engineering from Dartmouth College and Master of Management from the Kellogg Graduate School of Management at Northwestern University.

   Robert M. Halperin, has been a Director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the Board of Raychem Corporation, a materials science company, from 1990 to 1994, and previous to that served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, theGlobe.com, an online community website operator, as well as several privately-held companies. In addition, Mr. Halperin serves on the Board of Directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Health Services and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

   John L. Walecka, has been a Director since 1997. He has been a general partner of venture capital funds associated with Brentwood Associates since 1990. From 1984 to 1990, Mr. Walecka was an associate with Brentwood Associates. He is also a director of Rhythms NetConnections Inc., a provider of high-speed Internet access. Mr. Walecka holds a B.S and M.S. in Engineering and an M.B.A. from Stanford University.

   William H. Younger, Jr., has been a Director since 1997. Mr. Younger is a managing director and a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger currently serves as a director of Forte Software, Inc., a software company, and several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

   JoMei Chang, Ph.D. our President, Chief Executive Officer and a Director and
M. Dale Skeen, Ph.D., our Chief Technology Officer and a Director, are married to each other. There are no other family relationships between any of our directors or executive officers.

Board Committees

   Audit committee. Our audit committee currently consists of Messrs. Halperin and Walecka. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Compensation committee. Our compensation committee currently consists of Messrs. Younger and Halperin. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

   Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Messrs. Younger and Halperin serve as members of the compensation committee. Individuals and investment entities affiliated with Messrs. Younger and Halperin have purchased shares of common stock and preferred stock. See "Certain Transactions."

Board Composition

   Upon the closing of this offering, we will have authorized five directors. In accordance with the terms of our certificate of incorporation, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

  . the class I directors' term will expire at the annual meeting of stockholders to be held in 2000;

  . the class II directors' term will expire at the annual meeting of stockholders to be held in 2001; and

  . the class III director's term will expire at the annual meeting of stockholders to be held in 2002.

   Our class I directors will be Dr. Skeen and Mr. Younger. Our class II directors will be Messrs. Halperin and Walecka. Our class III director will be Dr. Chang. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Vitria.

Executive Compensation

   The following table sets forth summary information concerning the compensation paid to our Chief Executive Officer and four most highly compensated executive officers for services during the year ended December 31, 1998.

                           Summary Compensation Table

                                         Annual Compensation
                                     ----------------------------
                                                       Number of
                                                       Securities
                                                       Underlying    Other
Name and Principal Position           Salary   Bonus    Options   Compensation
---------------------------          -------- -------- ---------- ------------
JoMei Chang, Ph.D.(1)............... $175,000 $ 75,000       --        --
 President and Chief Executive
  Officer

M. Dale Skeen, Ph.D.(2).............  150,000   60,000       --        --
 Chief Technology Officer

Jay W. Shiveley, III................  140,000  210,000  150,000        --
 Senior Vice President, Worldwide
  Sales

Aleksander E. Osadzinski(3).........   39,965       --  300,000        --
 Vice President, Marketing

Paul R. Auvil, III(4)...............  130,517   33,781  250,000        --
 Vice President, Finance, Chief
  Financial
 Officer and Secretary

---------------------
(1) Dr. Chang's salary figure includes $9,798 in non-qualified deferred compensation.
(2) Dr. Skeen's salary figure includes $8,592 in non-qualified deferred compensation.
(3) Mr. Osadzinski joined our company in October 1998. His current annual salary is $185,000.
(4) Mr. Auvil joined our company in April 1998. His current salary is $160,000. Mr. Auvil's salary figure includes a $4,302 payment for reimbursement of relocation expenses.

 Option Grants in Fiscal Year 1998

   The following table sets forth each grant of stock options during the fiscal year ended December 31, 1998, to each of the individuals listed on the previous table.

   The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

   The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

  . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $11.00 per share;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  . subtracting from that result the aggregate option exercise price.

   The initial public offering price may be higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants could be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

   The shares listed in the following table under "Number of Securities Underlying Options Granted" are subject to vesting. Upon completion of 12 months of service from the vesting start date, 20% of the option shares vest and the balance vest in a series of equal monthly installments over the next four years of service. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. See "Employee Stock Plans" for a description of the material terms of these options.

   Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year" are based on an aggregate of 3,257,740 options granted to employees of Vitria under our stock option plans during the fiscal year ended December 31, 1998.

                                                                       Potential Realizable Value
                                                                            at Assumed Annual
                         Number of   Percent of                           Rates of Stock Price
                         Securities Total Options                           Appreciation for
                         Underlying  Granted to   Exercise                     Option Term
                          Options   Employees in  Price Per Expiration ---------------------------
Name                      Granted    Fiscal 1998    Share      Date         5%            10%
----                     ---------- ------------- --------- ---------- ------------- -------------
JoMei Chang, Ph.D. .....       --         --           --          --             --            --
M. Dale Skeen, Ph.D. ...       --         --           --          --             --            --
Jay W. Shiveley, III....  150,000       4.60%       $0.25    10/15/08     $2,522,191    $3,853,113
Aleksander E.
 Osadzinski.............  300,000       9.21         0.25    10/15/08      5,044,383     7,706,227
Paul R. Auvil, III......  250,000       7.67         0.25     5/18/08      4,100,838     6,120,091

 Fiscal Year-End Option Values

   The following table sets forth the number and value of securities underlying unexercised options that are held by each of the individuals listed on the previous page as of December 31, 1998.

   Amounts shown under the columns "Value Realized" and "Value of Unexercised In-the-Money Options at December 31, 1998" are based on the assumed initial public offering price of $11.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Vitria's stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by Vitria at the original exercise price, upon the optionee's cessation of service prior to the vesting of the shares.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                           Options at          In-the-Money Options at
                                                        December 31, 1998         December 31, 1998
                         Shares Acquired   Value    ------------------------- -------------------------
Name                       on Exercise    Realized  Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------------- ---------- ------------------------- -------------------------
JoMei Chang, Ph.D. .....          --             --                --                          --
M. Dale Skeen, Ph.D. ...          --             --                --                          --
Jay W. Shiveley, III....     200,000(1)  $2,150,000         550,000/0               $5,912,500/$0
Aleksander E.
 Osadzinski.............     112,500(2)   1,209,375         187,500/0                 2,015,625/0
Paul R. Auvil, III......     250,000(3)   2,687,500               0/0                         0/0

---------------------
(1) Includes 50,000 shares subject to repurchase as of December 31, 1998.
(2) Includes 112,500 shares subject to repurchase as of December 31, 1998.
(3) Includes 250,000 shares subject to repurchase as of December 31, 1998.

 Employment and Change of Control Agreements

   In March 1998, we entered into an employment agreement with Paul R. Auvil, III, our Vice President, Finance, Chief Financial Officer and Secretary. The agreement provides that Mr. Auvil is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if after a change of control due to a merger or acquisition, Mr. Auvil is not offered a position with the successor company, Mr. Auvil will be entitled to severance pay equal to six months of his base salary at the time of termination.

Employee Stock Plans

 1999 Equity Incentive Plan

   We adopted the equity incentive plan in June 1999. The incentive plan is an amendment and restatement of the equity incentive plan we adopted in 1995.

   Share Reserve. We have currently reserved 10,000,000 shares for issuance under the incentive plan, less shares issued or issuable under Vitria's executive incentive plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. However, no more than 8,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. If stock awards granted under the incentive plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to the stock awards again become available for issuance under the incentive plan.

   Administration. The board administers the incentive plan unless it has delegated administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the award;

  . the exercisability of the award;

  . the exercise price;

  . the type of consideration; and

  . the other terms of the award.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code, to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, or directors of and consultants to Vitria or an affiliate of Vitria. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. Vitria may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to Vitria or an affiliate is terminated before the shares vest. A stock appreciation right is a right that allows a recipient to elect to receive cash or stock of a value equal to the appreciation of optioned rights.

   The board may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Vitria or any affiliate of Vitria, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the aggregate fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the incentive plan and all other stock plans of Vitria and its affiliates, may not exceed $100,000.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations to some compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board may not grant options and stock appreciation rights under the incentive plan to an employee covering an aggregate of more than 1,200,000 shares in any calendar year.

   Options and Stock Appreciation Rights. The board may grant incentive stock options and stock appreciation rights with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date.

   Option Terms. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

   Other Provisions. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

   The board determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of Vitria's common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the incentive plan may, but need not be, restricted and subject to a repurchase option in favor of Vitria in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Transactions not involving receipt of consideration by Vitria, including a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the incentive stock option limitation and to the Section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   Upon a change in control of Vitria the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

   Options Issued. As of June 30, 1999, Vitria has issued 3,136,859 shares upon the exercise of options under the incentive plan, 598,000 shares of which have been repurchased and 1,743,969 shares of which are subject to repurchase; options to purchase 1,729,573 shares were outstanding; and 3,708,792 shares, less shares issued or issuable pursuant to the exercise or award of stock awards under Vitria's 1998 Executive Incentive Plan, remained available for future grant. As of July 1, 1999, the board has granted 1,005,000 restricted stock awards under the incentive plan, 30,000 shares of which have been repurchased. The incentive plan will terminate in 2009 unless the board terminates it sooner.

 1998 Executive Incentive Plan

   We adopted the executive incentive plan in October 1998 and amended it in December 1998. We again amended the executive plan in June 1999.

   Share Reserve. We have currently reserved 10,000,000 shares for issuance under the executive plan less shares issued or issuable under Vitria's equity incentive plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. However, no more than 8,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. If options granted under the executive plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to the options again become available for issuance under the executive plan.

   Administration. The board administers the executive plan unless it has delegated administration to a committee. The board has the authority to construe, interpret and amend the executive plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the option;

  . the exercisability of the option;

  . the exercise price;

  . the type of consideration; and

  . the other terms of the option.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options to employees, including officers, or directors of and consultants to Vitria or an affiliate of Vitria.

   The board may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Vitria or an affiliate of Vitria, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the aggregate fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the executive plan and all other stock plans of Vitria and its affiliates, may not exceed $100,000.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations to compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board may not grant options under the executive plan to an employee covering an aggregate of more than 1,200,000 shares in any calendar year.

   Options Rights. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with any exercise price it determines.

   Option Terms. The maximum incentive stock option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

   Other Provisions. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock option rights may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

   Transactions not involving receipt of consideration by Vitria, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the executive plan and to outstanding options. In that event, the board will appropriately adjust the executive plan as to the class and the maximum number of shares subject to the executive plan and to the Section 162(m) limitation. It also will adjust outstanding options as to the class, number of shares and price per share subject to the options.

   Upon a change in control of Vitria the surviving entity will either assume or substitute all outstanding options under the executive plan. Otherwise, the vesting and exercisability of the options generally will accelerate.

   Options Issued. As of June 30, 1999, Vitria has issued 62,500 shares upon the exercise of options under the executive plan, 25,000 of which have been repurchased and 37,500 of which are subject to repurchase; options to purchase 262,500 shares were outstanding; and 3,708,792 shares less shares issued or issuable pursuant to the exercise or award of stock awards under Vitria's 1999 Equity Incentive Plan, remained available for future grant. The executive plan will terminate in 2008 unless the board terminates it sooner.

 1999 Employee Stock Purchase Plan

   We adopted the employee stock purchase plan in June 1999.

   Share Reserve. We authorized the issuance of 1,500,000 shares of our common stock pursuant to purchase rights granted to employees of Vitria and to employees of designated affiliates of Vitria. On August 14 of each year for 10 years, beginning in 2000, the number of shares in the reserve automatically will be increased by the greater of:

  . 2% of our outstanding shares on a fully-diluted basis, or

  . that number of shares so that the share reserve is 1,500,000 shares.

The automatic share reserve increase in the aggregate may not exceed 16,500,000 shares over the 10-year period.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Generally, all employees of Vitria and any United States affiliate may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

   Administration. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless the board otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering, or

  . 85% of the fair market value of a share on the purchase date.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan, or

  . 85% of the fair market value of a share on the purchase date.

   Under the current offering, employees may authorize payroll deductions of up to 10% of their base compensation, not including sales commissions or bonuses, for the purchase of stock under the purchase plan and may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with Vitria or its affiliate.

   Other Provisions. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by Vitria or its affiliate, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. The board also may limit the number of shares that an employee may purchase on any purchase date.

   Upon a change of control of Vitria the board may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, the board may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

 401(k) Plan

   The Company maintains a 401(k) Plan for eligible employees. An employee participant may contribute up to 20% of his or her total annual compensation to the 401(k) Plan, up to a legal annual limit. The annual limit for calendar year 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) Plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have made no contributions to the 401(k) Plan on behalf of the participants. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by employees or by Vitria to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Vitria, if any, will be deductible when made.

 1998 Nonqualified Deferred Compensation Plan

   In December 1998, we established a nonqualified, unfunded deferred compensation plan for executive officers providing for payments upon retirement, death or disability. Under the plan, these employees receive payments equal to the employee's entire accrued benefit, the sum of all deferred amounts and any discretionary corporate contributions credited to the plan and due and owing to the employee, together with earning adjustments, minus any distributions. These employees may elect to defer up to 70% of their salary compensation and 100% of their bonus compensation. As of June 30, 1999, we have not made any contributions to the plan. Amounts, if any, deferred by executive officers during 1998 are included in the Summary Compensation Table above.

Limitation of Liability and Indemnification

   Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

  . for any breach of the director's duty of loyalty to Vitria or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for any acts under Section 174 of the Delaware General Corporation Law;
    or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief including an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                              CERTAIN TRANSACTIONS

   The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the date set forth below.

                                                        Shares of Preferred Stock
                                         ----------------------------------------------------------
                           Common Stock    Series A    Series A1   Series B    Series C    Series D
                          -------------- ------------- ---------   --------- ------------- --------
Directors and Executive
 Officers
JoMei Chang, Ph.D.......       4,276,878       421,875       --           --            --      --
M. Dale Skeen, Ph.D.....       5,458,125       421,875       --           --            --      --
Robert M. Halperin(1)...         687,498       675,832  271,475           --            --      --
William H. Younger,
 Jr.....................              --            --       --           --        11,885  21,146
Entities Affiliated with
 Directors
Brentwood
 Associates(2)..........              --            --       --    2,481,327       248,756 444,444
Sutter Hill
 Ventures(3)............              --            --       --    2,481,327       248,756 444,444
Other 5% Stockholders
Weston Presidio Capital
 II, L.P................              --            --       --           --     1,430,349 105,880
The Chang Family Trust,
 Michael W. Taylor,
 Trustee(4).............       1,691,247            --  678,688           --            --      --
Price Per Share.........    $0.004-$0.25         $0.36    $0.61        $1.81         $4.02   $4.50
Date(s) of Purchase.....  12/94 to 09/98 1/95 and 8/96     5/96(5)     10/97 10/98 to 1/99    5/99

--------
(1) Includes shares held by Mr. Halperin's children and trusts for his grandchildren.
(2) John L. Walecka, one of our directors, is a general partner of venture funds associated with Brentwood Associates.
(3) William H. Younger, Jr., one of our directors, is a general partner of Sutter Hill Ventures.
(4) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang.
(5) Notes convertible into Series A1 preferred stock were issued in May 1996. The conversion of these notes occurred in December 1997.

   Investor Rights Agreement. Vitria and the preferred stockholders described above have entered into an agreement, pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

   We intend to enter into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

   We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

  . each of the individuals listed on the "Summary Compensation Table" above;

  . each of our directors;

  . each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

  . all current directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

   Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 27,265,722 shares of common stock outstanding on June 30, 1999 and 30,265,722 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94086.

                              Beneficial Ownership Prior to
                                         Offering
                             --------------------------------
                                                                   Percent
                                            Shares Issuable     Beneficially
                              Number of       pursuant to           Owned
                                Shares    Options Exercisable -----------------
Name and Address of          Beneficially  within 60 days of   Before   After
Beneficial Owner                Owned        June 30, 1999    Offering Offering
-------------------          ------------ ------------------- -------- --------
Directors and Executive
 Officers
JoMei Chang, Ph.D.(1)......    4,820,587             --        17.68%   15.93%
M. Dale Skeen, Ph.D.(1)....    6,002,835             --        22.02    19.83
William H. Younger,
 Jr.(2)....................    3,174,527             --        11.64    10.49
John L. Walecka(3).........    3,174,527             --        11.64    10.49
Robert M. Halperin(4)......    1,451,213             --         5.32     4.79
Jay W. Shiveley, III(5)....      400,000        350,000         2.72     2.45
Paul R. Auvil, III(6)......      254,975             --          *        *
Aleksander E.
 Osadzinski(7).............      112,500        187,500         1.09     1.00
5% Stockholders
The Chang Family Trust,
 Michael W. Taylor,
 Trustee(8)................    2,369,935             --         8.69     7.83
Entities affiliated with
 Brentwood Associates(9)...    3,174,527             --        11.64    10.49
 3000 Sand Hill Road
 Building 1, Suite 260
 Menlo Park, CA 94025
Entities affiliated with
 Sutter Hill Ventures(10)..    3,174,527             --        11.64    10.49
 755 Page Mill Road
 Suite A200
 Palo Alto, CA 94304
Weston Presidio Capital II,
 L.P.......................    1,536,229             --         5.63     5.08
 343 Sansome Street
 Suite 1210
 San Francisco, CA 94104
All directors and executive
 officers as a group
 (8 persons)(11)...........   18,974,495        537,500        70.18%   63.34%

---------------------

 *Less than 1%
(1) Includes 416,669 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.
(2) Includes 2,380,896 shares held by Sutter Hill Ventures, a California Limited Partnership, 793,631 shares held by parties affiliated with Sutter Hill Ventures, including 33,031 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest therein.
(3) Includes 3,047,546 shares held by Brentwood Associates VIII, L.P., and 126,981 shares held by Brentwood Affiliates Fund, L.P. Mr. Walecka is a general partner of Brentwood Associates and disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest therein.
(4) Includes 550,780 shares held by Mr. Halperin's children for which he has power of attorney but as to which he does not have dispositive power over and disclaims beneficial ownership of the shares held by his children. Excludes 183,592 shares of common stock held in trust for Mr. Halperin's grandchildren. Mr. Halperin does not have voting or dispositive power and disclaims beneficial ownership of the shares held by his grandchildren's trusts.
(5) Includes 170,000 shares subject to repurchase by Vitria within 60 days of June 30, 1999.
(6) Includes 187,500 shares subject to repurchase by Vitria within 60 days of June 30, 1999.
(7) Includes 112,500 shares subject to repurchase by Vitria within 60 days of June 30, 1999.
(8) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.
(9) Includes 3,047,546 shares held by Brentwood Associates VIII, L.P., and 126,981 shares held by Brentwood Affiliates Fund, L.P.
(10) Includes 2,380,896 shares held by and Sutter Hill Ventures, a California Limited Partnership, and 793,631 shares held by parties affiliated with Sutter Hill Ventures. Sutter Hill Ventures disclaims voting power and beneficial ownership to the shares held by its affiliated parties.
(11) Includes 470,000 shares subject to repurchase by Vitria within 60 days of June 30, 1999. See footnotes (5) through (7).

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of 250 million shares of common stock, $0.001 par value, and five million shares of preferred stock, $0.001 par value.

Common Stock

   As of June 30, 1999, there were 27,265,722 shares of common stock outstanding that were held of record by approximately 142 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio. There will be 30,265,722 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of the shares of common stock offered by this prospectus.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Vitria, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Our certificate of incorporation provides that our board of directors will have the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series. The board will be able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Vitria, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Registration Rights of Stockholders

   Upon completion of this offering, the holders of 11,460,839 shares of common stock or their transferees will be entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available. These rights shall terminate on the earlier of four years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The board may consist of one or more members to be determined from time to time by the board. The board currently consists of five members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of stockholders of Vitria, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

   Our certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

Section 2115

   We are currently subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, provisions of California corporate law relating to shareholder rights, election and removal of directors and distributions to shareholders will apply to that company if the company meets the requirements of Section 2115. We will not be subject to Section 2115 if:

  . we are qualified for trading as a national market security on The Nasdaq
    National Market, and we have at least 800 stockholders of record as of the record date of our most recent annual meeting, or

  . during any income year less than 50% of our outstanding voting securities are held of record by persons having addresses in California.

   The following table sets forth some of the effects on our corporate governance of California Corporations Code Section 2115:

                                 Section 2115                     Non-Section 2115
                                 ------------                     ----------------
Election of           Cumulative voting is allowed,      No cumulative voting is allowed;
 Directors            which allows each shareholder to   accordingly a holder of 50% or
                      vote the number of votes equal to  more of voting stock controls
                      the number of candidates           election of all directors.
                      multiplied by the number of votes
                      to which the shareholders' shares
                      are normally entitled in favor of
                      one candidate. This potentially
                      allows minority stockholders to
                      elect some members of the board.

Removal of Directors  Removal with or without cause by   If the board is classified,
                      the affirmative vote of the        removal is only allowed for cause
                      holders of a majority of           upon the affirmative vote of a
                      outstanding voting stock is        majority of the outstanding
                      allowed.                           voting stock entitled to vote in
                                                         the election of directors.

Supermajority Vote
 Requirement          In order to institute a            Simple majority may adopt
                      supermajority provision, the       amendment providing for
                      amendment must be approved by at   supermajority.
                      least as large a proportion as
                      would be required under the
                      amendment.

Dividend              Dividends are only payable out of  Dividends are payable out of
 Distribution         the surplus of retained earnings   either the surplus of retained
                      and if, immediately after the      earnings or out of its net
                      distribution, a company's assets   profits for the year the
                      are at least equal to its          distribution takes place, or the
                      liabilities.                       preceding year.

Dissenters' Rights    Generally available in any type    Generally only available in a
                      of reorganization, including a     merger. No rights so long as our
                      merger, sale of assets or          common stock is quoted on The
                      sale/exchange of shares. If the    Nasdaq National Market or traded
                      shares are listed on an exchange,  on an exchange.
                      5% of the shareholders must
                      assert their right for any
                      shareholder to have these rights.

   In addition to these differences, Section 2115 also provides for information rights and required filings in the event a company effects a sale of assets or completes a merger.

Transfer Agent

   The transfer agent and registrar for our common stock is BankBoston, N.A. Its phone number is (781) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 30,323,322 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 27,323,322 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

   As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

  . no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

  . no shares will be eligible for sale prior to 180 days from the date the registration statement of which this prospectus is a part is declared effective;

  . 24,967,232 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, 180 days after the date this offering is declared effective;

  . 2,356,090 shares will be eligible for sale at various times after the date of this offering is declared effective; and

  . 296,313 shares will be eligible for sale upon the exercise of vested options 180 days after the date this offering is declared effective.

   Lock-Up Agreements. All of our officers, directors, stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person or persons whose shares are aggregated, who his beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding which will equal approximately 303,233 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Vitria.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule
144. No shares will qualify as "144(k) shares" within 180 days after the date the registration statement, of which this prospectus is a part, is declared effective.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

   Registration Rights. Upon completion of this offering, the holders of 11,460,839 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

   Stock Options. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 1999 Equity Incentive Plan and 1998 Executive Incentive Plan and the 1999 Employee Stock Purchase Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning 180 days after the effective date of the registration statement of which this prospectus is a part.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the underwriting
agreement dated     , we have agreed to sell to the underwriters named below,
for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc. and SoundView Technology Group, Inc. are acting as representatives, the following respective number of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.................................................
   BancBoston Robertson Stephens Inc. ................................
   SoundView Technology Group, Inc. ..................................
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to           additional shares from us at the initial public
offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock to the public initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $          per
share. The underwriters and selling group members may allow a discount of
$        per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions
    paid by us.............     $              $              $              $
   Expenses payable by us..     $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our directors, officers and our stockholders have agreed that we and they will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in connection with our stock option and employee stock purchase plans.

   The underwriters have reserved for sale, at the initial public offering price, up to 150,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "VITR."

   ML IBK Positions, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the representatives of the underwriters, holds shares of preferred stock of Vitria that will convert into 746,269 shares of common stock upon the closing of the offering.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Vitria. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, partners and associates of Cooley Godward LLP own an aggregate of approximately 12,437 shares of common stock through an investment partnership. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The balance sheet of Vitria Technology, Inc. as of December 31, 1997 and 1998, and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement, which term shall include any amendment to the registration statement, on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the Registration Statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to Vitria and the common stock offered, reference is made to the registration statement, including the exhibits, and the financial statements and notes filed as a part of the registration statement. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon the payment of fees prescribed by it. The Securities and Exchange Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

                            VITRIA TECHNOLOGY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Balance Sheet.............................................................. F-3

Statement of Operations.................................................... F-4

Statement of Stockholders' Equity.......................................... F-5

Statement of Cash Flows.................................................... F-6

Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Vitria Technology, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Vitria Technology, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
June 22, 1999, except for Note 9,
which is as of August 2, 1999

                            VITRIA TECHNOLOGY, INC.

                                 BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                    Pro Forma
                                       December 31,               Stockholders'
                                      ----------------  June 30,    Equity at
                                       1997     1998      1999    June 30, 1999
                                      -------  -------  --------  -------------
                                                             (unaudited)
Assets
Current assets:
  Cash and cash equivalents.......... $ 9,138  $12,792  $ 16,525
  Accounts receivable, net...........   1,600    5,973     7,740
  Other current assets...............      66      180     1,819
                                      -------  -------  --------
    Total current assets.............  10,804   18,945    26,084
Property and equipment, net..........     275      967     2,316
Other assets.........................      62       88       470
                                      -------  -------  --------
                                      $11,141  $20,000  $ 28,870
                                      =======  =======  ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................... $   211  $   757  $     27
  Accrued liabilities................     608    2,978     5,436
  Deferred revenue...................     223    2,874     8,680
                                      -------  -------  --------
    Total current liabilities........   1,042    6,609    14,143
                                      -------  -------  --------
Commitments and contingencies (Note
 5)
Stockholders' equity:
  Convertible Preferred Stock:
   issuable in series, $0.001 par
   value; 8,470, 13,470 and 16,000
   shares authorized, respectively;
   7,708, 10,445, and 11,556
   (unaudited) actual shares issued
   and outstanding, respectively;
   5,000 shares authorized; no shares
   issued and outstanding,
   pro forma (unaudited) (Liquidation
   value at June 30, 1999 of $26,549
   (unaudited).......................       8       11        12     $    --
  Common Stock: $0.001 par value;
   40,000, 41,000 and 51,000 shares
   authorized, respectively; 13,249,
   15,268 and 15,710 (unaudited)
   actual shares issued and
   outstanding, respectively; 250,000
   shares authorized; 27,266
   (unaudited) shares issued and
   outstanding,
   pro forma.........................      13       15        16          28
Additional paid-in capital...........  10,737   29,104    38,835      38,835
Unearned stock-based compensation....      --   (5,511)   (7,897)     (7,897)
Accumulated deficit..................    (659) (10,228)  (16,239)    (16,239)
                                      -------  -------  --------     -------
    Total stockholders' equity.......  10,099   13,391    14,727     $14,727
                                      -------  -------  --------     =======
                                      $11,141  $20,000  $ 28,870
                                      =======  =======  ========

    The accompanying notes are an integral part of these financial statements.

                            VITRIA TECHNOLOGY, INC.

                            STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                       Year Ended December      Six Months
                                               31,            Ended June 30,
                                      ----------------------  ----------------
                                       1996   1997    1998     1998     1999
                                      ------ ------  -------  -------  -------
                                                                (unaudited)
Revenues:
  License...........................  $   -- $  955  $ 5,198  $ 1,027  $ 7,178
  Service...........................   1,042  1,425    1,633      262    3,630
  Government grant..................     984  1,255      796      425      700
                                      ------ ------  -------  -------  -------
    Total revenues..................   2,026  3,635    7,627    1,714   11,508
                                      ------ ------  -------  -------  -------
Cost of revenues:
  License...........................      --     18       --       --      184
  Service...........................     183    338    2,109      320    2,654
  Government grant..................     984  1,255      796      425      700
                                      ------ ------  -------  -------  -------
    Total cost of revenues..........   1,167  1,611    2,905      745    3,538
                                      ------ ------  -------  -------  -------
Gross profit........................     859  2,024    4,722      969    7,970
                                      ------ ------  -------  -------  -------
Operating expenses:
  Sales and marketing...............      80  1,143    6,572    2,354    6,779
  Research and development..........     397    841    4,794    2,063    3,883
  General and administrative........     147    695    1,807      633    1,601
  Amortization of stock-based
   compensation.....................      --     --    1,424      338    1,952
                                      ------ ------  -------  -------  -------
    Total operating expenses........     624  2,679   14,597    5,388   14,215
                                      ------ ------  -------  -------  -------
Income (loss) from operations.......     235   (655)  (9,875)  (4,419)  (6,245)
Interest income.....................       8     75      306      160      234
                                      ------ ------  -------  -------  -------
Net income (loss)...................     243   (580)  (9,569)  (4,259)  (6,011)
Deemed preferred stock dividend.....      --     --       --       --   (1,908)
                                      ------ ------  -------  -------  -------
Net income (loss) available to
 common stockholders................  $  243 $ (580) $(9,569) $(4,259) $(7,919)
                                      ====== ======  =======  =======  =======
Net income (loss) per share
 available to common stockholders:
  Basic.............................  $ 0.03 $(0.06) $ (0.80) $(0.40)   $(0.60)
                                      ====== ======  =======  =======  =======
  Diluted...........................  $ 0.02 $(0.06) $ (0.80) $(0.40)   $(0.60)
                                      ====== ======  =======  =======  =======
Weighted average shares used in
 computation of net income (loss)
 per share available to common
 stockholders:
  Basic.............................   7,044  9,915   12,003   10,643   13,098
                                      ====== ======  =======  =======  =======
  Diluted...........................  13,835  9,915   12,003   10,643   13,098
                                      ====== ======  =======  =======  =======
Pro forma basic and diluted net loss
 per share (unaudited)..............                 $ (0.48)          $(0.33)
                                                     =======           =======
Pro forma basic and diluted weighted
 average shares (unaudited).........                  20,111            23,883
                                                     =======           =======

   The accompanying notes are an integral part of these financial statements.

                            VITRIA TECHNOLOGY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                           Convertible
                            Preferred
                              Stock     Common Stock  Additional   Unearned                   Total
                          ------------- -------------  Paid-In   Stock-Based  Accumulated Stockholders'
                          Shares Amount Shares Amount  Capital   Compensation   Deficit      Equity
                          ------ ------ ------ ------ ---------- ------------ ----------- -------------
Balance at December 31,
 1995...................   1,406  $ 1   11,918  $12    $   550     $    --     $   (322)     $   241
 Issuance of Series A
  Convertible Preferred
  Stock, net............     114    1       --   --         39          --           --           40
 Issuance of Common
  Stock, net............      --   --    1,170    1        111          --           --          112
 Net income.............      --   --       --   --         --          --          243          243
                          ------  ---   ------  ---    -------     -------     --------      -------
Balance at December 31,
 1996...................   1,520    2   13,088   13        700          --          (79)         636
 Issuance of Common
  Stock, net............      --   --      161   --         15          --           --           15
 Issuance of Series A1
  Convertible Preferred
  Stock for note
  payable...............     950    1       --   --        559          --           --          560
 Issuance of Series B
  Convertible Preferred
  Stock, net............   5,238    5       --   --      9,463          --           --        9,468
 Net loss...............      --   --       --   --         --          --         (580)        (580)
                          ------  ---   ------  ---    -------     -------     --------      -------
Balance at December 31,
 1997...................   7,708    8   13,249   13     10,737          --         (659)      10,099
 Issuance of Common
  Stock, net............      --   --    2,019    2        615          --           --          617
 Issuance of Series C
  Convertible Preferred
  Stock, net............   2,737    3       --   --     10,964          --           --       10,967
 Unearned stock-based
  compensation..........      --   --       --   --      6,788      (6,788)          --           --
 Amortization of stock-
  based compensation....      --   --       --   --         --       1,277           --        1,277
 Net loss...............      --   --       --   --         --          --       (9,569)      (9,569)
                          ------  ---   ------  ---    -------     -------     --------      -------
Balance at December 31,
 1998...................  10,445   11   15,268   15     29,104      (5,511)     (10,228)      13,391
 Issuance of Common
  Stock, net
  (unaudited)...........      --   --      442    1        460          --           --          461
 Issuance of Series C
  Convertible Preferred
  Stock, net
  (unaudited)...........     107   --       --   --        420          --           --          420
 Issuance of Series D
  Convertible Preferred
  Stock, net
  (unaudited)...........   1,004    1       --   --      4,513          --           --        4,514
 Allocation of discount
  on Preferred Stock....      --   --       --   --      1,908          --           --        1,908
 Deemed preferred stock
  dividend (unaudited)..      --   --       --   --     (1,908)         --           --       (1,908)
 Unearned stock-based
  compensation, net
  (unaudited)...........      --   --       --   --      4,338      (4,338)          --           --
 Amortization of stock-
  based compensation
  (unaudited)...........      --   --       --   --         --       1,952           --        1,952
 Net loss (unaudited)...      --   --       --   --         --          --       (6,011)      (6,011)
                          ------  ---   ------  ---    -------     -------     --------      -------
Balance at June 30, 1999
 (unaudited)............  11,556  $12   15,710  $16    $38,835     $(7,897)    $(16,239)     $14,727
                          ======  ===   ======  ===    =======     =======     ========      =======


   The accompanying notes are an integral part of these financial statements.

                            VITRIA TECHNOLOGY, INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                      Year Ended December       Six Months
                                              31,             Ended June 30,
                                     -----------------------  ----------------
                                     1996    1997     1998     1998     1999
                                     -----  -------  -------  -------  -------
                                                                (unaudited)
Cash flows from operating
 activities:
  Net income (loss)................. $ 243  $  (580) $(9,569) $(4,259) $(6,011)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
    Depreciation and amortization...   115      207      255       98      420
    Provision for doubtful
     accounts.......................    25       --      350       50      199
    Amortization of stock-based
     compensation...................    --       --    1,424      338    1,952
    Changes in assets and
     liabilities:
      Accounts receivable...........  (474)  (1,097)  (4,723)  (1,575)  (1,966)
      Other current assets..........    --      (58)    (140)     (53)  (1,639)
      Other assets..................    --      (62)      --       (7)    (382)
      Accounts payable..............   139       62      546       70     (730)
      Accrued liabilities...........   175      432    2,370      552    2,458
      Deferred revenue..............    --      223    2,651    1,307    5,806
                                     -----  -------  -------  -------  -------
  Net cash provided by (used in)
   operating activities.............   223     (873)  (6,836)  (3,479)     107
                                     -----  -------  -------  -------  -------
Cash flows from investing
 activities:
  Net cash used in purchasing
   property and equipment ..........  (104)    (431)    (947)    (322)  (1,769)
                                     -----  -------  -------  -------  -------
Cash flows from financing
 activities:
  Issuance of Convertible note......    --      560       --       --       --
  Issuance of Convertible Preferred
   Stock, net.......................    40    9,468   10,967       --    4,934
  Issuance of Common Stock, net.....   112       15      470       28      461
                                     -----  -------  -------  -------  -------
  Net cash provided by financing
   activities.......................   152   10,043   11,437       28    5,395
                                     -----  -------  -------  -------  -------
Net increase (decrease) in cash and
 cash equivalents...................   271    8,739    3,654   (3,773)   3,733
Cash and cash equivalents at
 beginning of period................   128      399    9,138    9,138   12,792
                                     -----  -------  -------  -------  -------
Cash and cash equivalents at end of
 period............................. $ 399  $ 9,138  $12,792  $ 5,365  $16,525
                                     =====  =======  =======  =======  =======
Supplemental noncash financing
 activities:
  Issuance of Convertible Preferred
   Stock to founders for convertible
   note payable..................... $  --  $   560  $    --  $    --  $    --
                                     =====  =======  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                            VITRIA TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

The Company

   Vitria Technology, Inc. (the "Company"), develops, markets and supports a software product, BusinessWare, which enables customers to deploy sophisticated eBusiness solutions across the extended enterprise. The Company was incorporated in California in October 1994.

Unaudited interim results

   The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of management, interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to financial statements for the related periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents and investments with original maturities greater than three months to be short-term investments.

Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets of three years. Leasehold improvements are amortized using the straight-line method over the term of the lease or estimated useful lives, whichever is shorter.

Revenue recognition

   The Company derives revenues from software licenses to end users for its BusinessWare product and related services, which include maintenance and support, consulting and training services. To date, there have been no transactions involving licenses with VARs or system integrations that allow subsequent resale to end-user customers. Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition" with the exception of the provision deferred by SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2." In accordance with the adopted provisions of SOP 97-2, the Company records revenue from software licenses when a license agreement is signed by both parties, the fee is fixed and determinable, collection of the fee is probable and delivery of the product has occurred. For electronic delivery, the product is considered to have been delivered when the access code to download the software from the Internet has been provided to the customer. If an element of the license agreement has not been delivered, revenue for the element is deferred based on vendor-specific objective evidence of fair value. If vendor-specific objective evidence of fair value does not exist, all revenue is deferred until sufficient objective

                            VITRIA TECHNOLOGY, INC.

evidence exists or all elements have been delivered. Payments received in advance of revenue recognition are recorded as deferred revenue. The adoption of SOP 97-2 resulted in the deferral of software license revenues in certain agreements that would have been recognized upon delivery of the related software under prior accounting standards. Revenues from maintenance and support are deferred and recognized ratably over the term of the contract. Revenues from consulting and training are deferred and recognized when the services are performed and collectibility is deemed probable. Prior to January 1, 1998, the Company recorded revenue in accordance with the provisions of SOP 91-1, "Software Revenue Recognition."

   In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9 "Modification of SOP 97-2, "Software Revenue Recognition" and the Company adopted the statement for all transactions entered into in fiscal 1999. The adoption of this statement did not have a material impact on the Company's operating results, financial position or cash flows.

   A portion of the Company's revenues are also derived from government grants. Government grant revenue is recognized as the research is performed and allowable costs are incurred. Unbilled grant revenue is composed of allowable reimbursable costs for the period in which a reimbursement application has yet to be filed with the government.

Fair value of financial instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivables and accounts payable, are carried at cost, which approximates their fair value because of the short-term maturity of these financial instruments.

Research and development

   Research and development expenses include costs incurred by the Company to develop and enhance the Company's software. Research and development costs are charged to expense as incurred.

Software development costs

   Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Material software development costs incurred subsequent to the time a product's technological feasibility has been established using the working model approach, through the time the product is available for general release to customers, are capitalized. Amortization of capitalized software development costs begins when the product is available for general release to customers, and is computed as the greater of (1) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product, or (2) the straight-line method over the estimated economic life of the product. To date, development costs qualifying for capitalization have been insignificant and therefore have been expensed as incurred.

Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                            VITRIA TECHNOLOGY, INC.

Pro forma stockholders' equity (unaudited)

   Effective upon the closing of the Company's initial public offering (the "Offering"), the outstanding shares of Convertible Preferred Stock will automatically convert into approximately 11,556,000 shares of Common Stock. Also effective upon the closing of this offering 250,000,000 shares of Common Stock and 5,000,000 shares of undesignated Convertible Preferred Stock will be authorized. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Stockholders' Equity as of June 30, 1999.

Income taxes

   Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net income and net loss per share

   Basic net income (loss) per share is computed by dividing the net income
(loss) available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net income per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options, upon conversion of Preferred Stock and conversion of debt. For the six months ended June 30, 1999 (unaudited), net loss available to common stockholders includes a charge of $1,908,000 to reflect the deemed preferred stock dividend recorded in connection with the Series D Preferred Stock financing.

                            VITRIA TECHNOLOGY, INC.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                                Six Months
                                   Year Ended December 31,    Ended June 30,
                                   -------------------------  ----------------
                                    1996     1997     1998     1998     1999
                                   -------  -------  -------  -------  -------
                                                                (unaudited)
   Numerator:
     Net income (loss)...........  $   243  $  (580) $(9,569) $(4,259) $(6,011)
     Deemed preferred stock
      dividend...................       --       --       --       --   (1,908)
                                   -------  -------  -------  -------  -------
     Net income (loss) available
      to common stockholders.....  $   243  $  (580) $(9,569) $(4,259) $(7,919)
                                   =======  =======  =======  =======  =======
   Denominator:
     Weighted average shares.....   12,315   13,116   13,881   13,295   15,415
     Weighted average Common
      Stock subject to repurchase
      agreements.................   (5,271)  (3,201)  (1,878)  (2,652)  (2,317)
                                   -------  -------  -------  -------  -------
     Denominator for basic
      calculation................    7,044    9,915   12,003   10,643   13,098
                                   -------  -------  -------  -------  -------
   Weighted average effect of
    diluted securities:
     Series A Preferred Stock....    1,520       --       --       --       --
     Common Stock subject to
      repurchase agreements......    5,271       --       --       --       --
                                   -------  -------  -------  -------  -------
     Denominator for diluted
      calculation................   13,835    9,915   12,003   10,643   13,098
                                   -------  -------  -------  -------  -------
   Net income (loss) per share
    available to common
    stockholders:
     Basic.......................  $  0.03  $ (0.06) $ (0.80) $ (0.40) $ (0.60)
                                   =======  =======  =======  =======  =======
     Diluted.....................  $  0.02  $ (0.06) $ (0.80) $ (0.40) $ (0.60)
                                   =======  =======  =======  =======  =======

   The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net income (loss) per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                 Six Months
                                                 Year Ended      Ended June
                                                December 31,         30,
                                              ----------------- -------------
                                              1996 1997   1998   1998   1999
                                              ---- ----- ------ ------ ------
                                                                 (unaudited)
   Weighted average effect of antidilutive
    securities:
     Series A Preferred Stock................  --  1,520  1,520  1,520  1,520
     Series A-1 Preferred Stock..............  --     --    950    950    950
     Series B Preferred Stock................  --    875  5,238  5,238  5,238
     Series C Preferred Stock................  --     --    400     --  2,843
     Series D Preferred Stock                  --     --     --     --    234
     Convertible debt........................  --    557     --     --     --
     Employee stock options..................  --    527  1,624  1,541  1,888
     Common Stock subject to repurchase
      agreements.............................  --  3,201  1,878  2,652  2,317
                                              ---- ----- ------ ------ ------
                                               --  6,680 11,610 11,901 14,990
                                              ==== ===== ====== ====== ======

                            VITRIA TECHNOLOGY, INC.

Pro forma net loss per share (unaudited)

   Pro forma net loss per share available to common stockholders for the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited) is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 1998 or at date of original issuance, if later. The resulting unaudited pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 8,108,000 and 10,785,000 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The calculation of pro forma diluted net loss per share excludes other potential shares of Common Stock as the effect would be antidilutive. Pro forma potential shares of Common Stock are composed of Common Stock subject to repurchase rights and incremental Common Stock issuable upon the exercise of stock options and upon conversion of debt.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During each of the three years ended December 31, 1998, and the six months ended June 30, 1998 and 1999 (unaudited) the Company has not had any significant transactions that are required to be reported in comprehensive income.

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information." During each of the three years ended December 31, 1998 and the six months ended June 30, 1998 and 1999 (unaudited) the Company's management considers its business activities to be focused on the license of its product and related services to end-user customers. Since management's primary form of internal reporting is aligned with the offering of products and services the Company believes it operates in one segment. The Company's customers have all been located in the United States.

Concentration of credit risks

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. All of the Company's available funds at December 31, 1997 and 1998 and June 30, 1999 (unaudited), were deposited in money market accounts with financial institutions which management believes are of high credit quality. The Company's accounts receivable are derived from transactions with clients located in the United States. The Company performs ongoing credit evaluations of its client's financial condition and generally requires no collateral from its clients. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                            VITRIA TECHNOLOGY, INC.

   The following table summarizes the revenue from customers in excess of 10% of total customer revenues:

                                                                    Six Months
                                                    Year Ended         Ended
                                                   December 31,      June 30,
                                                  ----------------  -------------
                                                  1996  1997  1998  1998    1999
                                                  ----  ----  ----  -----   -----
                                                                    (unaudited)
   Company A.....................................  27%   44%   --%     --%     --%
   Company C.....................................  --%   --%   12%     44%     --%
   Company D.....................................  23%   --%   --%     --%     --%
   Company E.....................................  --%   --%   30%     --%     --%
   Company F.....................................  --%   --%   --%     --%     10%
   Company H.....................................  --%   --%   --%     --%     16%
   Government grant..............................  49%   37%   10%     25%     --%

   The following table summarizes receivables from customers in excess of 10% of total accounts receivable:

                                                                    Six Months
                                                    Year Ended         Ended
                                                   December 31,      June 30,
                                                  ----------------  -------------
                                                  1996  1997  1998  1998    1999
                                                  ----  ----  ----  -----   -----
                                                                    (unaudited)
   Company A.....................................  46%   37%   --%     --%     --%
   Company B.....................................  --%   18%   --%     --%     --%
   Company C.....................................  --%   16%   --%     30%     --%
   Company D.....................................  28%   --%   --%     --%     --%
   Company E.....................................  --%   --%   49%     --%     --%
   Company F.....................................  --%   --%   13%     --%     21%
   Company G.....................................  --%   --%   10%     --%     --%
   Company I.....................................  --%   --%   --%     16%     --%
   Company J.....................................  --%   --%   --%     --%     17%
   Government grant..............................  24%   26%   --%     19%     10%

Stock split

   In 1996, the Board of Directors approved a one and a half-for-one stock split of the Company's Preferred and Common Stock. All information presented in these financial statements has been retroactively adjusted to reflect the stock split.

Recent accounting pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company has adopted the provisions of SOP 98-1 in its fiscal year beginning January 1, 1999, and does not expect such adoption to have a material effect on the Company's financial statements.

                            VITRIA TECHNOLOGY, INC.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

Note 2--Balance Sheet Components:

                                                   December 31,
                                                   --------------   June 30,
                                                    1997    1998      1999
                                                   ------  ------  -----------
                                                                   (unaudited)
   Accounts receivable, net:
     Accounts receivable.......................... $1,139  $5,884    $6,574
     Unbilled consulting services.................     --     100     1,697
     Unbilled grant revenue.......................    496     322        --
                                                   ------  ------    ------
                                                    1,635   6,306     8,271
   Less: Allowance for doubtful accounts..........    (35)   (333)     (531)
                                                   ------  ------    ------
                                                   $1,600  $5,973    $7,740
                                                   ======  ======    ======
   Other current assets:
     Prepaid items................................ $   66  $  180    $1,274
     Short-term deposits..........................     --      --       545
                                                   ------  ------    ------
                                                   $   66  $  180    $1,819
                                                   ======  ======    ======
   Property and equipment, net:
     Computer equipment........................... $   66  $  479    $1,039
     Software licenses............................     20     124       527
     Furniture and fixtures.......................    198     404       612
     Leasehold improvements.......................     92     263       862
                                                   ------  ------    ------
                                                      376   1,270     3,040
   Less: Accumulated depreciation and
    amortization..................................   (101)   (303)     (724)
                                                   ------  ------    ------
                                                   $  275  $  967    $2,316
                                                   ======  ======    ======
   Accrued liabilities:
     Payroll and related expense.................. $  232  $1,916    $2,845
     Deferred grant awards........................    258     581       581
     Sales taxes..................................     --      86       289
     Other........................................    118     395     1,721
                                                   ------  ------    ------
                                                   $  608  $2,978    $5,436
                                                   ======  ======    ======

                            VITRIA TECHNOLOGY, INC.

Note 3--Income Taxes:

   For the year ended December 31, 1996, the Company's current tax provison was reduced by the utilization of available net operating loss carryforwards. The tax provision (benefit) is reconciled to the amount computed using the federal statutory rate as follows:

                                                   Year Ended December 31,
                                                  ---------------------------
                                                   1996     1997      1998
                                                  -------  -------  ---------
   Federal statutory provision (benefit)......... $    87  $  (197) $  (3,254)
   State taxes, net of federal provision
    (benefit)....................................      15       (8)      (287)
   Future benefits not currently recognized......      --      205      2,971
   Nondeductible compensation....................      --       --        570
   Utilization of net loss carryforwards.........    (102)      --         --
                                                  -------  -------  ---------
                                                  $    --  $    --  $      --
                                                  =======  =======  =========

   At December 31, 1998, the Company had approximately $7,200,000 of federal and $3,300,000 of state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2013. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred tax assets and liabilities consist of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                 1997    1998
                                                                 -----  -------
   Deferred tax assets:
     Net operating loss carryforwards........................... $ 197  $ 2,656
     Accruals and allowances....................................    34      492
     Research credits...........................................    74      519
                                                                 -----  -------
   Net deferred tax assets......................................   305    3,667
   Valuation allowance..........................................  (305)  (3,667)
                                                                 -----  -------
                                                                 $  --  $    --
                                                                 =====  =======

   The Company has incurred losses for the years ended December 31, 1997 and 1998. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1997 and 1998.

Note 4--Government Grants:

   During January 1996, the Company received a grant award from the National Institute of Standards and Technology ("NIST") totaling $2,000,000 to conduct research and provide technical and business reports on a project to create a highly flexible technology to simplify the task of integrating and sharing real-time data among many different planning, tracking and control systems. The grant reimburses the Company's allowable expenses over a period of two years with $1,010,000 and $990,000 budgeted for the grant years ended January 25, 1997 and 1998, respectively. NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the period ending December 31, 1996 and 1997, the Company recognized revenue for grant-related expenditures in the amount of $984,000 and $1,016,000, respectively. In

                            VITRIA TECHNOLOGY, INC.

October 1997, the Company received an additional NIST grant totaling $2,000,000 to investigate at least three categories of Model-Driven Components. The grant reimburses the Company's allowable expenses over a period of two years with $970,000 and $1,030,000 of the amended budget for the grant years ending September 30, 1998 and 1999, respectively. Additionally, NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the period ended December 31, 1997 and 1998 and the six months ended June 30, 1999 (unaudited), the Company has incurred reimbursable costs of $467,000, $822,000 and $516,000, respectively, in grant-related expenditures. Also in November 1997, the Company received a joint-venture NIST grant totaling $1,600,000 to help develop technology to enable the building of integrated manufacturing applications for multi-company supply chain planning and execution. The grant reimburses the Company's allowable expenses over a period of three years with $300,000, $650,000 and $650,000 of the amended budget for the grant years ending December 31, 1998, 1999 and 2000, respectively. Additionally, NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the periods ended December 31, 1997 and 1998 and the six months ended June 30, 1999 (unaudited), the Company has incurred reimbursable costs of $30,000, $297,000, and $334,000 respectively, in reimbursable expenditures.

   The Company incurs costs in connection with the NIST grants and in some cases, additional approval by the grant officer is required. Amounts received subject to NIST grant approval are accrued, which totaled $258,000, $581,000 and $581,000, respectively, at December 31, 1997 and 1998 and June 30, 1999 (unaudited). Such amounts will be recognized as revenue or refunded, depending upon the outcome of the approval process.

Note 5--Commitments and Contingencies:

Leases

   The Company leases office space under noncancelable operating leases with various expiration dates through 2003. The leases require payment of property taxes, insurance, maintenance and utilities. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has recognized prepaid expense for rent expenditures not incurred but paid. Rent expense under these leases are $158,000, $146,000, $546,000, $285,000 and $411,000 for the
years ended December 31, 1996, 1997 and 1998, and for the six months ended June 30, 1998 and 1999 (unaudited), respectively.

   Future net minimum lease payments, under noncancelable operating leases at December 31, 1998, including the Company's new facility lease entered into in April 1999 are as follows (in thousands):

   Year ending                                                         Operating
   December 31,                                                         Leases
   ------------                                                        ---------
    1999..............................................................  $1,277
    2000..............................................................   1,986
    2001..............................................................   2,029
    2002..............................................................   2,072
    2003..............................................................   1,258
                                                                        ------
      Total minimum lease payments....................................  $8,622
                                                                        ======

Contingencies

   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures

                            VITRIA TECHNOLOGY, INC.

will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

Employee benefits

   In December 1998, the Company established a nonqualified, unfunded deferred compensation plan for certain key executives providing for payments upon retirement, death or disability. Under the plan, certain employees receive payments equal to the sum of all amounts deferred at the election of the employee and any corporate contributions credited to the plan and due and owing to the employee, together with earning adjustments, minus any distributions. Through December 31, 1998 and June 30, 1999 (unaudited), the Company did not make any contributions to the plan.

   The Company has recorded the assets and liabilities for the deferred compensation at gross amounts in the accompanying balance sheet because such assets are not protected from the Company's general creditors and, as such, these assets could be used to meet the obligations of the Company in the event of bankruptcy. The assets are recorded at fair value. Any changes in fair value are recognized as a reduction or increase in compensation expense. Plan assets included in other assets at December 31, 1998 and June 30, 1999 (unaudited) were $5,000 and $102,000, respectively. Plan liabilities included in other liabilities at December 31, 1998 and June 30, 1999 (unaudited) were $5,000 and $102,000, respectively.

Note 6--Convertible Preferred Stock:

   Convertible Preferred Stock ("Convertible Preferred") at December 31, 1998, consist of the following, except for shares authorized, which reflect the Articles of Incorporation as amended in May 1999 (in thousands):

                                                                        Proceeds
                                                                         Net of
                                       Shares               Liquidation Issuance
    Series                           Authorized Outstanding   Amount     Costs
    ------                           ---------- ----------- ----------- --------
   A................................    1,520      1,520      $   540   $   526
   A1...............................      950        950          560       560
   B................................    6,000      5,238        9,500     9,468
   C................................    5,000      2,737       11,000    10,967
   D................................    1,200         --           --        --
   Undesignated.....................    1,330         --           --        --
                                       ------     ------      -------   -------
                                       16,000     10,445      $21,600   $21,521
                                       ======     ======      =======   =======

   In January 1999, the Company issued 107,213 shares of $0.001 par value Series C Convertible Preferred Stock and received proceeds net of issuance costs totaling $420,000. In May 1999, the Company issued 1,003,980 shares of $0.001 par value Series D Convertible Preferred Stock and received proceeds net of issuance costs totaling $4,514,000.

   The holders of Convertible Preferred have various rights and preferences as follows:

Voting

   Each share of Convertible Preferred has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

                            VITRIA TECHNOLOGY, INC.

   As long as 150,000 shares of Convertible Preferred remain outstanding, the Company must obtain approval from the holders of a majority of the shares of Convertible Preferred in order to alter the Articles of Incorporation as related to Convertible Preferred, change the authorized number of shares of Common Stock or Convertible Preferred, create a new class of stock with rights and preferences above those of Convertible Preferred, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, authorize a dividend on Common Stock or Convertible Preferred or effect a merger, corporate reorganization, sale of control or any other transaction in which all or substantially all of the assets of the Company are sold, or increase the maximum authorized number of directors to greater than seven.

Dividends

   The holders of the Series C Convertible Preferred are entitled to receive noncumulative dividends, in preference to any dividends on the Company's outstanding Series A, A1, B and D Convertible Preferred and Common Stock, at the per annum rate of 8% of the "Original Issue Price," when and as declared by the Board of Directors. The holders of the Series A, A1, B and D Convertible Preferred are entitled to receive, in preference to the holders of the Common Stock, noncumulative dividends at the per annum rate of 8% of the original issue price, when and as declared by the Board of Directors. The Original Issue Price of Series A, Series A1, Series B, Series C and Series D is $0.3555, $0.6101, $1.8135, $4.02 and $4.50 per share, respectively. The holders of Convertible Preferred will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred or Common Stock have been declared by the Board from inception through June 30, 1999 (unaudited).

Liquidation

   In the event of any liquidation or winding up of the Company, the holders of Series C Convertible Preferred are entitled to receive, in preference to the holders of the Common Stock and the other holder of Convertible Preferred, a per share amount equal to the Original Issue Price, plus any declared but unpaid dividends. The holders of Series A, A1, B and D Convertible Preferred then receive their Original Issue Prices plus any declared but unpaid dividends.

   The holders of Series C Convertible Preferred then receive an additional amount equal to the difference between two times its Original Issue Price less the dollar amount received above. Then the remaining assets shall be distributed ratably to the holders of all Common Stock and Convertible Preferred on a common equivalent basis until each series has received three times the Original Issue Price for such series. The additional dollar amount which Series C receives from its distribution of the remaining assets shall be reduced by its previously received dollar amount equal to two times its Original Issue Price. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.

Conversion

   Each share of Convertible Preferred is convertible at the option of the holder into shares of Common Stock by multiplying the appropriate conversion rate in effect by the number of Convertible Preferred being converted. The conversion rate is the quotient obtained by dividing the Original Issue Price by the conversion price (which is initially the respective Original Issue Price, until it is adjusted). Additionally, each share of Convertible Preferred shall automatically be converted upon (i) an initial public offering of the Company equal to or exceeding $8.04 per share with aggregate proceeds not less than $20,000,000, or (ii) the written consent of a majority of the Convertible Preferred holders then outstanding.

                            VITRIA TECHNOLOGY, INC.

Note 7--Common Stock:

   At December 31, 1997 and 1998, there were 13,249,000 and 15,268,000 shares outstanding, respectively, of Common Stock issued to the founders of the Company, affiliates and other nonrelated parties. At June 30, 1999 (unaudited) there were 15,710,000 shares outstanding of Common Stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a five year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1997 and 1998 and June 30, 1999 (unaudited), there were approximately 3,320,000, 3,056,000 and 2,303,000 shares, respectively, subject to repurchase.

   During the year ended December 31, 1998, the Company issued 52,500 shares of Common Stock to consultants in exchange for services. In connection with these issuances the Company recorded expenses of $147,000 based on the fair value of the Common Stock on the date of grant.

   The Company had reserved shares of Common Stock for future issuance as follows (in thousands):

                                                                      June 30,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
   Conversion of Series A...........................................    1,520
   Conversion of Series A1..........................................      950
   Conversion of Series B...........................................    5,238
   Conversion of Series C...........................................    4,000
   Conversion of Series D...........................................    1,004
   Common Stock issued..............................................   15,710
   Exercise of options under the Equity Incentive Plans.............    5,701
   Undesignated.....................................................   16,877
                                                                       ------
                                                                       51,000
                                                                       ======

Note 8--Employee Benefit Plans:

Equity Incentive Plans

   In March 1995, the Company adopted the 1995 Equity Incentive Plan, which provides for the granting of stock options, stock appreciation rights, stock bonuses and restricted stock to employees, directors and consultants of the Company. In October 1998, the Company adopted the 1998 Executive Incentive Plan which provides for the granting of stock options to employees, directors and consultants. Options granted under the 1995 Equity Incentive Plan and the 1998 Executive Incentive Plan (the "Plans") may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISO may be granted only to employees (including officers and directors who are also employees) of the Company. NSO may be granted to employees and consultants of the Company. In 1995 and 1996, the Company sold 1,005,000 shares of Common Stock to employees under the 1995 Equity Incentive Plan. In December 1998 and January 1999, the Company sold 95,000 of the Series C Convertible Preferred Stock to employees under the 1995 Equity Incentive Plan. For the year ended December 31, 1998, the Company has reserved 4,992,000 of Common Stock for issuance under the Plans.

   In June 1999, the Board of Directors adopted and, in July 1999 the stockholder approved, the 1999 Equity Incentive Plan, which amended the 1995 Equity Incentive Plan, and amended the 1998 Executive Incentive Plan (the "Amended Plans"). The Amended Plans provide for the granting of stock options, stock appreciation rights, stock bonuses, and restricted stock purchase awards to employees, including officers, directors or consultants. The Company has reserved 10,000,000 shares of Common Stock for issuance under the Amended

                            VITRIA TECHNOLOGY, INC.

Plans and on December 31 of each year for 10 years, starting with the year 1999, the number of shares reserved will automatically increases by 6.5% of the outstanding Common Stock on a fully-diluted basis, with the number of options granted which qualify as incentive stock options, never to exceed 8,000,000 shares issued and available. The remaining number of authorized shares that could be issued under the Amended Plans was 3,708,792 at June 30, 1999 (unaudited).

   Options under the Amended Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Furthermore, under the 1998 Executive Incentive Plan, no employee shall be eligible to be granted options covering more than 400,000 shares of the Common Stock during any calendar year. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of five years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over five years.

   The following table summarizes information about stock option transactions under the Plans (in thousands, except per share amounts):

                                         Year Ended December 31,                 Six Months
                             ------------------------------------------------- Ended June 30,
                                  1996            1997             1998             1999
                             --------------- ---------------- ---------------- ----------------
                                    Weighted         Weighted         Weighted         Weighted
                                    Average          Average          Average          Average
                                    Exercise         Exercise         Exercise         Exercise
                             Shares  Price   Shares   Price   Shares   Price   Shares   Price
                             ------ -------- ------  -------- ------  -------- ------  --------
                                                                                 (unaudited)
   Outstanding at beginning
    of period..............    --    $  --     489    $0.10    1,627   $0.22   1,877    $0.36
   Granted below fair
    value..................    --       --      --     0.25    3,258    0.31   1,017     0.88
   Granted at fair value ..   489     0.10   1,583     0.25       --      --     200     8.00
   Exercised...............    --       --    (201)    0.11   (2,014)   0.24    (984)    0.63
   Canceled................    --       --    (244)    0.25     (994)   0.22    (118)    0.53
                              ---            -----            ------           -----
   Outstanding at end
    of period..............   489     0.10   1,627     0.22    1,877    0.36   1,992     1.25
                              ===            =====            ======           =====
   Options vested..........    --               --                60              30
                              ===            =====            ======           =====
   Weighted average fair
    value of options
    granted during the
    period.................          $0.03            $0.06            $0.10            $0.50
                                     =====            =====            =====            =====

                            VITRIA TECHNOLOGY, INC.

   The following table summarizes the information about stock options outstanding and exercisable as of December 31, 1998 (in thousands, except per share amounts):

                                                    Options Outstanding and
                                                          Exercisable
                                                --------------------------------
                                                             Weighted
                                                              Average   Weighted
                                                             Remaining  Average
       Range of                                   Number    Contractual Exercise
     Exercise Price                             Outstanding    Life      Price
     --------------                             ----------- ----------- --------
      $ 0.10...................................       10       7.67      $ 0.10
        0.25...................................    1,431       9.30        0.25
        0.70...................................      436       9.92        0.70
                                                   -----
                                                   1,877
                                                   =====

   The following table summarizes the information about stock options outstanding and exercisable as of June 30, 1999 (unaudited) (in thousands, except per share amounts):

                                                    Options Outstanding and
                                                          Exercisable
                                                --------------------------------
                                                             Weighted
                                                              Average   Weighted
                                                             Remaining  Average
       Range of                                   Number    Contractual Exercise
     Exercise Price                             Outstanding    Life      Price
     --------------                             ----------- ----------- --------
      $ 0.10...................................       10       7.17      $ 0.10
        0.25...................................      984       8.88        0.25
        0.70...................................      566       9.27        0.70
        1.04...................................      232       9.87        1.04
        8.00...................................      200       9.98        8.00
                                                   -----
                                                   1,992
                                                   =====

Fair value disclosures

   The Company applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation expense for options granted for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 (unaudited) been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been increased or decreased to the pro forma amounts indicated below.

                                                               Six Months
                                   Year Ended December 31,   Ended June 30,
                                   ------------------------  ----------------
                                    1996   1997      1998     1998     1999
                                   --------------  --------  -------  -------
                                                               (unaudited)
   Net income (loss) available to
    common stockholders:
     As reported.................. $  243 $  (580) $ (9,569) $(4,259) $(7,919)
                                   ------ -------  --------  -------  -------
     Pro forma.................... $  243 $  (636) $ (9,628) $(4,285) $(8,108)
                                   ------ -------  --------  -------  -------
   Net income (loss) per share
    available to common
    stockholders:
     As reported:
       Basic...................... $ 0.03 $ (0.06) $  (0.80) $ (0.40) $ (0.60)
                                   ------ -------  --------  -------  -------
       Diluted.................... $ 0.02 $ (0.06) $  (0.80) $ (0.40) $ (0.60)
                                   ------ -------  --------  -------  -------
     Pro forma:
       Basic...................... $ 0.03 $ (0.06) $  (0.80) $ (0.40) $ (0.62)
                                   ------ -------  --------  -------  -------
       Diluted.................... $ 0.02 $ (0.06) $  (0.80) $ (0.40) $ (0.62)
                                   ------ -------  --------  -------  -------

                            VITRIA TECHNOLOGY, INC.

   The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                          Six Months Ended
                             Year Ended December 31,          June 30,
                             --------------------------  --------------------
                             1996    1997       1998       1998       1999
                             ----  ---------  ---------  ---------  ---------
                                                             (unaudited)
   Risk-free interest
    rates................... 6.51% 5.55-6.20% 4.13-5.46% 5.38-5.64% 4.55-5.81%
   Expected lives (in
    years)..................    5          5          5          5          5
   Dividend yield...........    0%         0%         0%         0%         0%
   Expected volatility......    0%         0%         0%         0%         0%

   Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be preventative of future periods.

Unearned stock-based compensation

   In connection with certain stock option grants, during the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited), the Company recognized unearned compensation totaling $6,788,000 and $4,338,000, respectively, which is being amortized over the five year vesting periods of the related options using the multiple option approach. Amortization expense recognized for the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited) totaled approximately $1,277,000 and $1,952,000, respectively. In determining the fair market value on each grant date, the Company considered, among other things, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

401(k) Plan

   In May 1996, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. The Company has not made any contributions to the 401(k) Plan.

1999 Employee Stock Purchase Plan

   In June 1999, the Board of Directors adopted, and in July 1999 the stockholders approved, the 1999 Employee Stock Purchase Plan ("Purchase Plan") which provides for the issuance of 1,500,000 shares of Common Stock pursuant to purchase rights granted to employees. Under the plan, eligible employees can have up to 10% of their earnings withheld to be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. The Board of Directors may specify a look-back period of up to 27 months. On August 14 of each year for 10 years, starting with the year 2000, the number of shares in the reserve automatically increases by the greater of (i) 2% of the outstanding shares on a fully-diluted basis, or (ii) the number of shares that have been issued under the Purchase Plan during the prior 12-month period, so that the reserve automatically is restored to 1,500,000 shares; never to exceed 16,500,000 shares issued and available.

                            VITRIA TECHNOLOGY, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Concluded)


Note 9--Subsequent Events:

Reincorporation

   In July 1999, the Company's Board of Directors authorized the reincorporation of the Company in the state of Delaware. Following the reincorporation, the Company will be authorized to issue 51,000,000 shares of $0.001 par value Common Stock and 16,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

Stock option grants

   During July 1999, the Company granted options to purchase 1,414,500 shares of common stock to existing and new employees at a weighted average price of $8.33. In connection with the stock option grants, the Company recognized $2.4 million in unearned compensation that will be recognized over the related vesting period.

                       [LOGO OF VITRIA TECHNOLOGY, INC.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses Of Issuance And Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

     SEC Registration Fee............................................. $ 20,850
     NASD Filing Fee..................................................    8,000
     NASDAQ National Market Additional Listing Fee....................   53,750
     Printing.........................................................  150,000
     Legal Fees and Expenses..........................................  400,000
     Accounting Fees and Expenses.....................................  250,000
     Blue Sky Fees and Expenses.......................................   15,000
     Transfer Agent and Registrar Fees................................   10,000
     Miscellaneous....................................................   17,400
                                                                       --------
       Total..........................................................  925,000
                                                                       ========

   We intend to pay all expenses of registration, issuance and distribution.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of duty of loyalty to us or to our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

   We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of Vitria, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

   The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of Vitria, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities

   Since inception, Vitria has sold and issued the following unregistered securities:

   (1) From January 1995 through August 31, 1999, Vitria has granted stock options to purchase 7,955,240 shares of the common stock and 94,776 shares of Series C preferred stock to employees, consultants and directors pursuant to its 1999 Equity Incentive Plan and 1998 Executive Incentive Plan. Of these stock options, 1,423,308 shares have been canceled without being exercised, 3,257,929 shares have been exercised,

623,000 shares of which have been repurchased and 3,273,973 shares remain outstanding. From December 13, 1997 through August 31, 1999, Vitria has also granted restricted stock awards to purchase 1,005,000 shares of the common stock pursuant to the stock option plans, 30,000 shares of which have been repurchased.

   (2) In December 1994, Vitria issued an aggregate of 11,093,748 shares of common stock to 7 purchasers at $0.004 per share, for an aggregate purchase price of $49,552.

   (3) In August 1996, Vitria issued an aggregate of 1,020,000 shares of common stock to 3 purchasers at $0.10 per share, for an aggregate purchase price of $102,000.

   (4) In January 1995 and August 1996, Vitria issued an aggregate of 1,519,582 shares of Series A preferred stock to 6 purchasers at $0.36 per share, for an aggregate purchase price of $540,202. Shares of Series A preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series A preferred stock owned.

   (5) In May 1996, Vitria issued notes convertible into an aggregate of 950,163 shares of Series A1 preferred stock to 3 purchasers at a purchase price of $0.61 per share for an aggregate purchase price of $579,599, which conversion occurred in December 1997. Shares of Series A1 preferred stock are convertible into shares of common stock at the rate of one share of common stock for each shares of Series A1 preferred stock owned.

   (6) From December 1997 to September 1998, Vitria issued an aggregate of 47,500 shares of common stock to 7 purchasers at $0.25 per share, for an aggregate purchase price of $11,875.

   (7) In October 1997, Vitria issued an aggregate of 5,238,357 shares of Series B preferred stock to 8 purchasers at $1.81 per share, for an aggregate purchase price of $9,499,970. Shares of Series B preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series B preferred stock owned.

   (8) From October 1998 to January 1999, Vitria issued an aggregate of 2,843,533 shares of Series C preferred stock to 39 purchasers at a purchase price of $4.02 per share, for an aggregate purchase price of $11,431,003. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series C preferred stock owned.

   (9) In January 1999, Vitria issued an aggregate of 7,500 shares of common stock to 1 purchaser at $0.70 per share, for an aggregate purchase price of $5,250.

   (10) In May 1999, Vitria issued an aggregate of 1,003,980 shares of Series D preferred stock to 17 purchasers at a purchase price of $4.50 per share for an aggregate purchase price of $4,517,910. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series D preferred stock owned.

   The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

   The sales and issuances of securities described in paragraphs (2) through
(10) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder. With respect to the grant of stock options and restricted stock awards described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act.

   Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about Vitria or had access, through employment or other relationships, to the information.

ITEM 16. Exhibits and Financial Schedules

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.
   3.1+  Agreement and Plan of Merger, dated July 29, 1999.
   3.2+  Amended and Restated Certificate of Incorporation of the Registrant to
         be effective following the closing of this offering.
   3.3+  Bylaws of the Registrant.
   3.4+  Certificate of Incorporation of the Registrant
   4.1+  Reference is made to Exhibits 3.1 through 3.3.
   4.2+  Specimen Stock Certificate.
   4.3+  Second Amended and Restated Investor Rights Agreement, dated May 20,
         1999.
   5.1+  Opinion of Cooley Godward LLP.
  10.1+  Form of Indemnity Agreement.
  10.2+  Amended and Restated 1999 Equity Incentive Plan.
  10.3+  1998 Executive Incentive Plan.
  10.4+  1999 Employee Stock Purchase Plan.
  10.5+  1998 Nonqualified Deferred Compensation Plan.
  10.6+  Standard Industrial/Commercial Single-Tenant Lease-Net by and between
         Portola Land Company and the Registrant, dated January 28, 1997.
  10.7+  Sublease by and between Applied Materials, Inc. and the Registrant, dated April 6, 1999.
  23.1   Consent of PricewaterhouseCoopers LLP.
  23.2+  Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  24.1+  Power of Attorney.
  27.1+  Financial Data Schedule.

--------
* To be filed by amendment.
+ Previously filed.

ITEM 17. Undertakings

   The undersigned registrant hereby undertakes:

   (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

   (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on August 31, 1999.

                                      VITRIA TECHNOLOGY, INC.

                                              /s/ JoMei Chang, Ph.D.
                                      By: _____________________________________
                                                  JoMei Chang, Ph.D.
                                         President and Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on these dates stated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ JoMei Chang, Ph.D.         President, Chief Executive   August 31, 1999
______________________________________  Officer and Director
          JoMei Chang, Ph.D.            (Principal Executive
                                        Officer)

        /s/ Paul R. Auvil, III         Vice President, Finance,     August 31, 1999
______________________________________  Chief Financial Officer
          Paul R. Auvil, III            and Secretary (Principal
                                        Financial and Accounting
                                        Officer)

       /s/ M. Dale Skeen, Ph.D.        Chief Technology Officer     August 31, 1999
______________________________________  and Director
         M. Dale Skeen, Ph.D.

         Robert M. Halperin *          Director                     August 31, 1999
______________________________________
          Robert M. Halperin

      William H. Younger, Jr. *        Director                     August 31, 1999
______________________________________
       William H. Younger, Jr.

          John L. Walecka *            Director                     August 31, 1999
______________________________________
           John L. Walecka

*By:
     /s/ JoMei Chang, Ph.D.
  ___________________________
     JoMei Chang, Ph.D.                                             August 31, 1999
      Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.

  3.1+   Agreement and Plan of Merger, dated July 29, 1999.

  3.2+ Amended and Restated Certificate of Incorporation of the Registrant to be effective following the closing of this offering.

  3.3+   Bylaws of the Registrant.

  3.4+   Certificate of Incorporation of the Registrant.

  4.1+   Reference is made to Exhibits 3.1 through 3.3.

  4.2+   Specimen Stock Certificate.

  4.3+   Second Amended and Restated Investor Rights Agreement, dated May 20,
         1999.

  5.1+   Opinion of Cooley Godward LLP.

 10.1+   Form of Indemnity Agreement.

 10.2+   Amended and Restated 1999 Equity Incentive Plan.

 10.3+   1998 Executive Incentive Plan.

 10.4+   1999 Employee Stock Purchase Plan.

 10.5+   1998 Nonqualified Deferred Compensation Plan.

 10.6+   Standard Industrial/Commercial Single-Tenant Lease-Net by and between
         Portola Land Company
         and the Registrant, dated January 28, 1997.

 10.7+ Sublease by and between Applied Materials, Inc. and the Registrant, dated April 6, 1999.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2+   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 24.1+   Power of Attorney.

 27.1+   Financial Data Schedule.

--------
  * To be filed by amendment.
  + Previously filed.